Exhibit 2.1

Wesfarmers Insurance Investments Pty Ltd (ACN 105 168 876)

and

OAMPS Ltd (ACN 006 743 719)

and

Wesfarmers Limited (ACN 008 984 049)

and

Pastel Purchaser Pty Limited (ACN 168 930 372)

and

Arthur J. Gallagher & Co.

Amendment and Restatement Deed

Amendment and restatement of the Share Sale Agreement dated 7 April 2014

Allens

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000 Australia

Tel +61 2 9230 4000

Fax +61 2 9230 5333

www.allens.com.au

© Allens Australia 2014

Allens is an independent partnership operating in alliance with Linklaters LLP.

Amendment and Restatement Deed

Contents

1	Definitions and Interpretation		1

2	Amendment and Restatement of Share Sale Agreement		1

3	Governing Law and Jurisdiction		1

4	Counterparts		2

5	Attorneys		2

6	Duties, costs and expenses		2

	6.1	Duties	2

	6.2	Costs and expenses	2

7	Termination		2

Schedule 1			3

	Amended Share Sale Agreement		3

page (i)

Amendment and Restatement Deed

This Deed is made on June 15, 2014

Parties

1	Wesfarmers Insurance Investments Pty Ltd (ACN 105 168 876) of Level 11, 40 The Esplanade, Perth, Western Australia 6000, Australia (WIIPL).

2	OAMPS Ltd (ACN 006 743 719) of Level 11, 40 The Esplanade, Perth, Western Australia 6000, Australia (OAMPS).

3	Wesfarmers Limited (ACN 008 984 049) of Level 11, 40 The Esplanade, Perth, Western Australia 6000, Australia (the Seller’s Guarantor).

4	Pastel Purchaser Pty Limited (ACN 168 930 372) of Level 15, 1 Bligh Street, Sydney NSW 2000 Australia (Australian Buyer).

5	Arthur J. Gallagher & Co. of The Gallagher Centre, Two Pierce Place, Itasca, Illinios, II 61043, United States (the Buyer’s Guarantor).

Recitals

A	WIIPL, OAMPS, the Seller’s Guarantor, the Australian Buyer and the Buyer’s Guarantor are parties to a Share Sale Agreement dated 7 April 2014 (the Share Sale Agreement) under which the Seller agreed to sell, and the Buyer agreed to buy, the Sale Shares on the terms set out in the Share Sale Agreement.

B	The parties wish to amend and restate the Share Sale Agreement in the manner set out in this Deed.

It is agreed as follows.

1	Definitions and Interpretation

(a)	Words which are defined in the Share Sale Agreement and which are used in this Deed have the same meaning in this Deed as in the Share Sale Agreement, unless the context requires otherwise.

(b)	The provisions of clauses 1.2 to 1.5 of the Share Sale Agreement form part of this Deed as if set out at length in this Deed (but as if each reference to ‘this agreement’ were substituted with ‘this Deed’ whenever appearing in those clauses).

2	Amendment and Restatement of Share Sale Agreement

The parties agree that, effective on and from the date of the Share Sale Agreement, the Share Sale Agreement is amended and restated as set out in Schedule 1.

3	Governing Law and Jurisdiction

(a)	This Deed is governed by the law in force in New South Wales, Australia.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this Deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

Amendment and Restatement Deed

4	Counterparts

This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

5	Attorneys

To the extent applicable, each of the attorneys executing this Deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

6	Duties, costs and expenses

6.1	Duties

The Buyer must pay all Duty in respect of the execution, delivery and performance of this Deed and any agreement or document entered into or signed under each Transaction Agreement.

6.2	Costs and expenses

(a)	Unless otherwise provided for in this Deed, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this Deed.

(b)	Any action to be taken by the Buyer or the Seller in performing its obligations under this Deed must be taken at its own cost and expense unless otherwise provided in this Deed.

7	Termination

The parties agree that notwithstanding clause 2.7 of the Share Sale Agreement, this Deed shall continue and survive termination of the Share Sale Agreement under clause 2.7 of that agreement.

Amendment and Restatement Deed

Schedule 1

Amended Share Sale Agreement

Amendment and Restatement Deed

Executed and delivered as a Deed.

Each attorney executing this Deed states that he or she has no notice of the revocation or suspension of his or her power of attorney.

Signed Sealed and Delivered for Wesfarmers Insurance Investments Pty Ltd (ACN 105 168 876) by its attorney under power of attorney dated 6 April 2014 in the presence of:

/s/ Lisa Jane Church	/s/ Timothy James Bult
Witness Signature	Attorney Signature

Lisa Jane Church	Timothy James Bult
Print Name	Print Name

Signed Sealed and Delivered for OAMPS Ltd (ACN 006 743 719) by its attorney under power of attorney dated 6 April 2014 in the presence of:

/s/ Lisa Jane Church	/s/ Timothy James Bult
Witness Signature	Attorney Signature

Lisa Jane Church	Timothy James Bult
Print Name	Print Name

Signed Sealed and Delivered for Wesfarmers Limited (ACN 008 984 049) by its attorney under power of attorney dated 6 April 2014 in the presence of:

/s/ Lisa Jane Church	/s/ Timothy James Bult
Witness Signature	Attorney Signature

Lisa Jane Church	Timothy James Bult
Print Name	Print Name

Amendment and Restatement Deed

Signed Sealed and Delivered for Pastel Purchaser Pty Limited (ACN 168 930 372) by its attorney under power of attorney dated 9 June 2014 in the presence of:

/s/ Samy Mansour	/s/ Alissa Pfitzner
Witness Signature	Attorney Signature

Samy Mansour	Alissa Pfitzner
Print Name	Print Name

Signed Sealed and Delivered by Arthur J. Gallagher & Co. by:

/s/ Jerome S. Hanner	/s/ Tina M. Engels
Authorised Signatory	Witness Signature

Jerome S. Hanner	Tina M. Engels
Print Name	Print Name

Vice President
Print Position

Confidential & subject to legal professional privilege

Wesfarmers Insurance Investments Pty Ltd (ACN 105 168 876)

and

OAMPS Ltd (ACN 006 743 719)

and

Wesfarmers Limited (ACN 008 984 049)

and

Pastel Purchaser Pty Limited (ACN 168 930 372)

and

Arthur J. Gallagher & Co.

Share Sale Agreement

Allens

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000 Australia

Tel +61 2 9230 4000

Fax +61 2 9230 5333

www.allens.com.au

© Allens Australia 2014

Share Sale Agreement

Contents

1	Definitions and Interpretation	1

2	Conditions for Completion	14

3	Sale and purchase	17

4	Period before Completion	18

5	Completion	25

6	Completion Accounts	27

7	Warranties	27

8	Qualifications and limitations on Claims	28

9	Procedures for dealing with Claims	37

10	Tax Indemnity	40

11	Buyer Warranties	40

12	Tax returns and Tax audits	40

13	Period after Completion	42

14	Protection of Business	46

15	Employees	49

16	Superannuation	51

17	Confidentiality and announcements	51

18	Duties, costs and expenses	53

19	GST	53

20	Finalisation of schedules and ‘wrong pockets’	54

21	Guarantee by Buyer’s Guarantor	55

22	Guarantee by Seller’s Guarantor	56

23	Notices	58

24	General	59

Schedule 1		63

	Notice details	63

Schedule 2		64

	Warranties	64

Schedule 3		79

	Buyer Warranties and Seller’s Guarantor Warranties	79

Schedule 4		81

	Completion Steps	81

Schedule 5		88

	Completion Accounts	88

Schedule 6		97

	Form of Completion Accounts	97

Schedule 7		102

	Total Purchase Price Allocation	102

Schedule 8		103

	Structure Diagram	103

Schedule 9		106

	Property Leases	106

page (i)

Share Sale Agreement

Schedule 10	110

Business Intellectual Property	110

Schedule 11	119

Business names	119

Schedule 12	120

Third Party Intellectual Property	120

Schedule 13	121

Intra-group Guarantees	121

Schedule 14	122

Target Entities	122

Schedule 15	129

Licence Termination Letter	129

Schedule 16	131

Seller Trade Marks	131

Schedule 17	132

Transitional Services Agreement	132

Schedule 18	133

Insurance policies	133

Schedule 19	134

Seller Group Employee	134

Schedule 20	135

Restructuring	135

Schedule 21	136

Inter-company Balances Worked Illustration	136

Schedule 22	141

Schedule 23	142

page (ii)

Share Sale Agreement

This Agreement is made on June 15, 2014

Parties

1	Wesfarmers Insurance Investments Pty Ltd (ACN 105 168 876) of Level 11, 40 The Esplanade, Perth, Western Australia 6000, Australia (WIIPL).

2	OAMPS Ltd (ACN 006 743 719) of Level 11, 40 The Esplanade, Perth, Western Australia 6000, Australia (OAMPS).

3	Wesfarmers Limited (ACN 008 984 049) of Level 11, 40 The Esplanade, Perth, Western Australia 6000, Australia (the Seller’s Guarantor).

4	Pastel Purchaser Pty Limited (ACN 168 930 372) of Level 15, 1 Bligh Street, Sydney NSW 2000 Australia (Australian Buyer).

5	Arthur J. Gallagher & Co. of The Gallagher Centre, Two Pierce Place, Itasca, Illinios, II 61043, United States (the Buyer’s Guarantor).

Recitals

A	The Seller directly owns the Sale Shares.

B	The Seller is a wholly owned subsidiary of the Seller’s Guarantor.

C	The Seller has agreed to sell, and the Buyer has agreed to buy, the Sale Shares on the terms and conditions of this agreement.

D	The Seller’s Guarantor has agreed to guarantee the Seller’s obligations under this agreement.

E	The Buyer’s Guarantor has agreed to guarantee the Buyer’s obligations under this agreement.

It is agreed as follows.

1	Definitions and Interpretation

1.1	Definitions

The meanings of the terms used in this agreement are set out below.

Adjustments has the meaning given in clause 1.1 of Schedule 5.

Accounting Standards means:

(a)	the accounting standards required under the Corporations Act (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Institute of Chartered Accountants in Australia or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Institute of Chartered Accountants in Australia); and

(b)	if no accounting standard applies under the Corporations Act or other mandatory professional reporting requirements, the principles set out in Australian Statements of Accounting Concepts.

Share Sale Agreement

Accounts means:

(a)	the audited special purpose combined historical financial statements of the Target Entity Group for the financial year ended 30 June 2013; and

(b)	the reviewed special purpose combined historical financial statements of the Target Entity Group for the half year ended 31 December 2013.

Accounts Date means 31 December 2013.

ASIC means the Australian Securities and Investments Commission.

Authorisation means any approval, licence, consent, authority or permit.

Australian Shares means:

(a)	148,122,581 ordinary shares in the capital of OAMPS; and

(b)	100,000 ordinary shares in the capital of WI Premium Funding.

Business means the business carried out by the Target Entities as at the Execution Date.

Business Asset means a tangible asset, contract, shareholding, Business Intellectual Property or right or interest in leasehold property which relates solely or (save for contracts) predominantly to the Business.

Business Day means a day on which banks are open for business in Sydney, other than a Saturday, Sunday or public holiday in that city.

Business Intellectual Property means:

(a)	the Intellectual Property Rights set out in Schedule 10 and the business names set out in Schedule 11; and

(b)	any other Intellectual Property Rights owned by a Target Entity,

and the right to take action against Third Parties (reading that definition to exclude Seller Group Members) for infringement of those Intellectual Property Rights whether occurring before or after the Execution Date, but excluding the Third Party Intellectual Property and the Excluded Trade Marks.

Business Records means all original and certified copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by a Target Entity or the property of a Target Entity and any source material used to prepare them.

Buyer means:

(a)	in relation to the Australian Shares, the Australian Buyer;

(b)	in relation to the NZ Shares, the NZ Buyer; and

(c)	in relation to the UK Shares, the UK Buyer,

and, where the context permits, Buyer means, collectively, the Australian Buyer, the NZ Buyer and the UK Buyer.

Buyer Group means the Buyer and each of its Related Bodies Corporate (other than the Target Entities).

Buyer Group Member means any member of the Buyer Group.

Buyer Warranties means the representations and warranties in Schedule 3.

Buyer’s Accountants means the accountants appointed by the Buyer and notified to the Seller within 10 Business Days prior to Completion.

Buyer’s Fund means a superannuation fund established or nominated by the Buyer and notified to the Seller not less than 10 Business Days prior to Completion.

Share Sale Agreement

Chosen Fund means a superannuation fund to which the Target Entities or a member of the Seller Group (as applicable) makes superannuation contributions in respect of any Existing Employee or Seller Group Employee, which is:

(a)	a ‘chosen fund’ of the Existing Employee or Seller Group Employee within the meaning of Part 3A of the SGA; and

(b)	operated by an entity not associated with, or related to, the Seller or the Target Entities.

Claim means any claim, demand, legal proceedings or cause of action, including any claim, demand, legal proceedings or cause of action under common law or under statute in any way relating to this agreement or the Sale and includes a claim, demand, legal proceedings or cause of action arising from a breach of Warranty or under any Transaction Agreement.

Committed Amounts is defined in clause 4.10.

Completion means completion of the sale and purchase of all of the Sale Shares and the performance by each party of its obligations under clause 5 and Schedule 4 (other than those obligations specified to be post-Completion obligations in paragraph 3 of Schedule 4).

Completion Accounts means the adjusted and audited consolidated Target Entity Group balance sheet as at the Effective Date, prepared in accordance with Schedule 5 and in the format set out in Schedule 6 (as adjusted by the Expert’s Report, if applicable).

Completion Date means the date on which Completion occurs.

Completion Net Current Assets means the Net Current Assets of the Target Entity Group as set out in the Completion Accounts.

Completion Payment means:

(a)	$1,020,000,000, where Completion takes place in accordance with clause 5.1(a)(i); and

(b)	$1,010,000,000, where Completion takes place in accordance with clauses 5.1(a)(ii) and 5.1(b).

Completion Steps means the steps that each party must carry out on the Completion Date to effect Completion, which are set out in Schedule 4.

Completion Target Net Current Assets means $75,000,000.

Conditions means the conditions in clause 2.1.

Confidentiality Agreement means the confidentiality agreement dated on or about February 2014 between the Seller’s Guarantor and the Buyer’s Guarantor.

Confirmed Completion Accounts means any of:

(a)	the draft Completion Accounts deemed to be final by the operation of clause 2.3 of Schedule 5;

(b)	the draft Completion Accounts as adjusted by the parties after good faith negotiations (if applicable) under clause 2.4(a) of Schedule 5, if the parties reach agreement with respect to the Disputed Matters; or

(c)	the draft Completion Accounts as adjusted by the Expert’s Report (if applicable), if an Expert is appointed under clause 2.4 of Schedule 5.

Consolidated Group means a Consolidated Group or a MEC group as those terms are defined in section 995-1 of the ITAA 1997.

Corporations Act means the Corporations Act 2001 (Cth).

Share Sale Agreement

Covered Party means any:

(a)	official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of:

(i)	any Governmental Agency;

(ii)	any public international organisation or any department or agency thereof; or

(iii)	any company or other entity owned or controlled by any Governmental Agency, public international organization or any department or agency thereof; or

(b)	political party or party official or candidate for political office.

Cut Off Date means the date which is 4 months after the Execution Date.

Deed of Cross Guarantee means the Deed of Cross Guarantee dated 27 June 2008 (as amended, including by the Assumption Deed dated 25 June 2009 and the Assumption Deed dated 9 June 2010) between the Seller and (among others) the Target Entities listed in item 10 of Part 2.1(a) of Schedule 4.

Deferred Consideration Liability means any deferred consideration payable, or which may become payable, by a Target Entity in respect of an acquisition made by it, including:

(a)	the deferred consideration payment due on or prior to the expiry of 15 months after the completion date of the acquisition of the TCIS insurance broking business, such amount determined in accordance with the business purchase agreement dated 20 December 2013 between TCIS Insurance Brokers Pty Ltd (ACN 071 275 306) in its capacity as trustee of the TCIS Unit Trust (ACN 338 679 821), Kenneth Wayne Bradey and OAMPS Insurance Brokers Limited; and

(b)	the final deferred payment due on or about 1 April 2015, such amount determined in accordance with the agreement for the sale and purchase of the business assets dated 20 March 2012 between ACM Insurance Limited, ACM Funding Limited, ACM Life Planning Limited, Crombie Lockwood (NZ) Limited and vendors and covenantors named in schedule 1 to that agreement.

Demand means a written notice of, or demand for, an amount payable.

Disclosure Letter means a letter dated and delivered to the Buyer on the Execution Date, together with the attachments to that letter (if any), addressed by the Seller to the Buyer and the Buyer’s Guarantor disclosing facts, matters and circumstances that are, or are reasonably likely to be, inconsistent with the Warranties.

Disclosure Materials means:

(a)	all documents and information contained in the Project Pastel Data Room as at 8.00pm on 4 April 2014 and made available to the Buyer, its representatives or advisers;

(b)	all written answers given to written questions submitted by the Buyer, its representatives or advisers, as at 8.00pm on 4 April 2014, as part of the question and answer process including those answers provided via the Project Pastel Data Room; and

(c)	written minutes (or other agreed documentary evidence) of the interviews of the management of the Target Entities and the management presentations to the Buyer, its representatives or advisers, which were provided to the Buyer or its advisers by the Seller or its advisers or a Target Entity as at 8.00pm on 4 April 2014; and

(d)	the information set out in the Disclosure Letter.

Disputed Matters is defined in Schedule 5.

Share Sale Agreement

Disputing Action means in respect of a Tax Demand, any action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

Effective Date means:

(a)	31 May 2014, in the event that Completion takes place on 16 June 2014 in accordance with clause 5.1(a)(i); or

(b)	the date on which Completion occurs in accordance with clauses 5.1(a)(ii) and 5.1(b).

Employee Entitlements means all of the Leave Benefits of each Seller Group Employee who accepts employment with a Target Entity in accordance with clause 15.2, accrued as at Completion.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset; or

(b)	created or otherwise arising in or over any interest in any asset under a security agreement, a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to:

(a)	any agreement to grant or create any of the above; and

(b)	a security interest within the meaning of section 12(1) of the PPSA (Australia) or section 17 of the PPSA (NZ),

but does not include a Permitted Encumbrance.

Estimated Premium Funding Completion Balance has the meaning given in clause 4.3(a).

Excluded Trade Marks means the trade mark registrations and applications listed in Part B of Schedule 16, and the trade marks the subject of those registrations and applications.

Execution Date means the date of execution of this agreement.

Existing Employee means an employee of a Target Entity as at the Execution Date who remains employed by a Target Entity immediately before Completion.

Existing Member means an Existing Employee or a Seller Group Employee who is a member of the Seller’s Fund on Completion.

Exit Payment means the payment required to be made by clause 4.9(c) in accordance with the Tax Sharing Agreement and pursuant to section 721-35 of the ITAA 1997.

Expert is defined in Schedule 5.

Expert’s Report is defined in Schedule 5.

Financial Debt means any indebtedness, present or future, actual or contingent, in respect of moneys borrowed or raised or any financial accommodation whatsoever, incurred by a Target Entity including in connection with:

(a)	financing agreements or arrangements entered into by a Target Entity for the borrowing of money;

Share Sale Agreement

(b)	debentures, bonds, notes, hedges or other derivate or similar instruments issued or entered into by a Target Entity; and

(c)	guarantees given by a Target Entity, or to which a Target Entity is otherwise subject, in relation to any other Target Entity or any other person,

excluding:

(d)	any Premium Funding Balance immediately prior to Completion;

(e)	trading debts owed by a Target Entity to:

(i)	a Third Party (reading that definition so that it includes any other Target Entity); or

(ii)	a Seller Group Member;

incurred in the ordinary course of business; or

(f)	any Subsidiary Guarantees not released prior to Completion.

Forecast Financial Information means for the Target Entities:

(a)	pro forma consolidated forecast results for the financial years ending 30 June 2014 and 30 June 2015; and

(b)	statutory consolidated forecast EBITA for the financial years ending 30 June 2014 and 30 June 2015; and

(c)	pro forma consolidated forecast cash flows for the financial years ending 30 June 2014 and 30 June 2015,

each as included in the Project Pastel Data Room.

FCA means the Financial Conduct Authority of the United Kingdom.

FSMA means the Financial Services and Markets Act 2000 of the United Kingdom.

Governmental Agency means any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Grace Period has the meaning given in clause 5.3(a).

Group Liability has the same meaning as that term is defined in section 721-10(1)(a) of the ITAA 1997.

Group Liability Date means the date Group Liability becomes due and payable.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Head Company has the same meaning as that term is defined in section 995-1 of the ITAA 1997.

Immediately Available Funds means electronic transfer of cleared funds into a bank account nominated in advance by the payee.

Intellectual Property Rights means all intellectual and industrial property rights and interests throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, circuit layouts, copyright and analogous rights confidential information, know how and all other intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967 as amended from time to time.

Interest Rate means the daily 11.00am cash rate quoted on Reuters page RBA30.

ITAA 1997 means the Income Tax Assessment Act 1997 (Cth).

Leasehold Properties means the properties leased or licensed by any of the Target Entities under the Property Leases.

Share Sale Agreement

Leave Benefit means:

(a)	annual leave and leave loading;

(b)	accumulated personal leave (including sick leave as defined in the Holidays Act 2003 (NZ));

(c)	alternative holidays as defined in the Holidays Act 2003 (NZ); and

(d)	long service leave.

Loss means losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and Tax Costs.

Material Authorisations is defined in Warranty 12.4.

Material Contract is defined in clause 4.1(d).

Material Proceedings is defined in Warranty 12.1.

Net Current Assets means the net current assets of the Target Entity Group as at the Effective Date calculated in accordance with the principles set out in Schedules 5 and 6.

NZ Buyer has the meaning given in clause 1.6.

NZ Shares means the entire issued share capital of Wesfarmers Broking (NZ) (being 100 ordinary shares as at the Execution Date).

OAMPS (UK) Limited means OAMPS (UK) Limited (Company No 01969267) of 10 Fenchurch Street, London EC3M 3BE, United Kingdom.

OAMPS Special Risks Ltd means OAMPS Special Risks Ltd (Company No 03812769) of 10 Fenchurch Street, London EC3M 3BE, United Kingdom.

Parent Guarantees means the guarantees, charges or other securities listed in Schedule 13 and any other guarantees, charges or other securities given by a Seller Group Member to a Third Party to secure the performance of a Target Entity or required for the benefit of a Target Entity.

Permitted Dividend means a dividend or distribution to be paid by each of OAMPS and Wesfarmers Broking (N.Z.), described in clause 1.1 of Schedule 5.

Permitted Encumbrance means:

(a)	every lien or retention of title arrangement securing the unpaid balance of purchase money for property acquired in the ordinary course of business;

(b)	any Encumbrance in relation to personal property (as defined in the PPSA (Australia) and to which that Act applies) that is created or provided for by:

(i)	a transfer of an Account or Chattel Paper;

(ii)	a PPS Lease; or

(iii)	a Commercial Consignment,

that is not a security interest within the meaning of section 12(1) of the PPSA (Australia). In this paragraph (b) “Account”, “Chattel Paper”, “PPS Lease” and “Commercial Consignment” have the meanings given in the PPSA (Australia);

(c)	any Encumbrance in relation to personal property (as defined in the PPSA (NZ) and to which that Act applies) that is created or provided for by:

(i)	a transfer of an account receivable or chattel paper;

(ii)	a lease for a term of more than one year; or

(iii)	a commercial consignment,

Share Sale Agreement

that does not secure payment or performance of an obligation. In this paragraph (c) account receivable, chattel paper, lease for a term of more than one year and commercial consignment have the meanings given in the PPSA (NZ);

(d)	the interest of the lessor or owner in respect of assets subject to a finance or capital lease, a hire-purchase agreement or a conditional sale agreement.

Post Completion Adjustment Amount means the difference (if any) between the Completion Target Net Current Assets and the Completion Net Current Assets (as adjusted by the Expert’s Report, if applicable).

PPSA (Australia) means the Personal Property Securities Act 2009 (Cth).

PPSA (NZ) means the Personal Property Securities Act 1999 (NZ).

PPS Register means the registers established under the PPSA (Australia) and the PPSA (NZ).

Premium Funding Balance means the balance at a specified time of any debt owed by any Target Entity to:

(a)	a Seller Group Member; or

(b)	another Target Entity,

in relation to the premium funding business carried on by any Target Entity but excludes any trading debts which exist between:

(c)	a Seller Group Member and a Target Entity; or

(d)	one Target Entity and another Target Entity,

incurred in the ordinary course of business.

Project Pastel Data Room means the online data room accessed at https://dataroom.ansarada.com/projectpastel/LoginUserProfile.asp and hosted by Ansarada, the contents of which will be reproduced on a CD or USB stick (or in a form agreed between the Seller and the Buyer), and the CD or USB stick (or other device) will be initialled by the Seller and the Buyer and delivered to the Buyer on execution of this agreement.

Properties means the Leasehold Properties.

Property Leases means the real estate leases (and licences) listed in Schedule 9.

Protected Business is defined in clause 14.4.

Related Body Corporate has the meaning given in section 9 of the Corporations Act.

Relevant Parties is defined in clause 4.10.

Reliance Report means a report contained in the Project Pastel Data Room:

(a)	which is prepared by a third party agent or representative of the Seller Group; and

(b)	in respect of which, the third party agent or representative of the Seller Group has confirmed in writing that such document can be relied upon by a Buyer Group Member.

Restricted Area is defined in clause 14.4.

Restricted Period is defined in clause 14.4.

Retained Business is defined in clause 14.4.

Sale means the sale and purchase of the Sale Shares in accordance with clause 4.10.

Share Sale Agreement

Sale Shares means:

(a)	the Australian Shares;

(b)	the NZ Shares; and

(c)	the UK Shares.

Security Interest means a security interest as defined in the PPSA (Australia) and/or the PPSA (NZ), as applicable.

Seller means:

(a)	in relation to the Australian Shares and the NZ Shares, WIIPL; and

(b)	in relation to the UK Shares, OAMPS,

and, where the context permits, Seller means, collectively, WIIPL and OAMPS.

Seller Group means the Seller and each of its Related Bodies Corporate (other than the Target Entities, on and from the Completion Date).

Seller Group Employee means each of those employees employed by a Seller Group Member in connection with the Business as at the Execution Date listed in Schedule 19 who remains employed by that Seller Group Member immediately before Completion.

Seller Group Member means any member of the Seller Group.

Seller Group Representative or Adviser means any representative or adviser of any Seller Group Member and any Related Bodies Corporate of such representative or adviser (or any current or former director, officer or employee of any of them).

Seller Retained Asset means any tangible asset, contract, shareholding, Business Intellectual Property or right or interest in leasehold property that is not a Business Asset and which relates wholly or (save for contracts) predominantly to a business carried on at Completion by a member of the Seller Group.

Seller Trade Marks means the words, logos and marks listed in Schedule 16.

Seller’s Accountants means Ernst & Young.

Seller’s Consolidated Group means the Consolidated Group of which the Seller and any of the Target Entities are members.

Seller’s Fund means the Wesfarmers Superannuation Plan, being a plan of the Corporate Superannuation Division of the Mercer Super Trust ABN 19 905 422 981 R1067088.

Seller’s Guarantor Warranties means the representations and warranties in paragraphs 1 and 2 of Schedule 3.

Seller’s Head Company means the Head Company of the Seller’s Consolidated Group.

SGA means the Superannuation Guarantee (Administration) Act 1992 (Cth).

Specified Executives means each of:

(a)	Anthony Gianotti

(b)	Sue Houghton

(c)	Anthony Niardone

(d)	Steve Lockwood

(e)	Carl O’Shea

(f)	Mike Cutter

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(g)	Jurgen Rammesmayer

(h)	Sam Sheppard.

Subsidiary Guarantees means the guarantees, charges or other securities listed in Schedule 13 and any other guarantees, charges or other securities given by a Target Entity to a third party to better secure the performance of a Seller Group Member or required for the benefit of a Seller Group Member.

Systems is defined in Warranty 11.1.

TAA means Taxation Administration Act 1953 (Cth).

Target Entities means OAMPS, WI Premium Funding, Wesfarmers Broking (NZ), Lumley Finance (N.Z.) Limited and each of their respective subsidiaries, including the ZIB Trust, listed in Schedule 14.

Target Entity Group means the corporate group comprising the Target Entities.

Tax means any tax, levy, charge, impost, surcharge, goods and services tax or withholding tax, that is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty or any other amount imposed on, or in respect of any of the above but excludes Duty.

Tax Authority means any Governmental Agency responsible for Tax or Duty, in any part of the world.

Tax Claim means any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action arising from a breach of a Tax Warranty.

Tax Cost means all costs, and expenses incurred in:

(a)	managing an inquiry; or

(b)	conducting any Disputing Action in relation to a Tax Demand.

Tax Demand means:

(a)	a Demand or assessment from a Governmental Agency requiring the payment of any Tax or Duty for which the Seller may be liable under this agreement;

(b)	any document received from a Governmental Agency administering any Tax or Duty assessing, imposing, claiming or indicating an intention to claim any Tax or Duty;

(c)	a notice to a contributing member of a Consolidated Group given under section 721-15(5) or (5A) of the ITAA 1997; or

(d)	lodgement of a Tax or Duty return or a request for an amendment under a law about self-assessment of Tax or Duty.

Tax Funding Agreement means any agreement where a Target Entity may be required to pay an amount to the Seller’s Head Company to pay a Group Liability or to reimburse the Seller’s Head Company after payment of the Group Liability.

Tax Law means any law relating to either Tax or Duty as the context requires.

Tax Payor is defined in clause 9.3.

Tax Relief means any relief, allowance, exemption, exclusion, set off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law.

Tax Sharing Agreement means an agreement contemplated by section 721-25 of the ITAA 1997.

Tax Warranty means the Warranties set out under the heading numbered 16 in Schedule 2.

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Third Party means any person or entity (including a Governmental Agency) other than a Seller Group Member, a Buyer Group Member or a Target Entity.

Third Party Claim means any claim, Demand, legal proceedings or cause of action made or brought by a Third Party, other than a Tax Demand.

Third Party Intellectual Property means the:

(a)	the Intellectual Property Rights listed in Schedule 12; and

(b)	any other Intellectual Property Rights used by a Target Entity in the conduct of the Business that are owned by a Third Party.

Title and Authority Warranties means the Warranties set out under the headings numbered 1, 2 and 3 in Schedule 2.

Total Purchase Price means an amount equal to the aggregate of:

(a)	the Completion Payment;

(b)	plus or minus (as applicable) the Post Completion Adjustment Amount; and

(c)	plus or minus (as applicable) any other adjustments made to the Total Purchase Price under this agreement (which does not include a payment made in accordance with clause 4.3(d)).

Transaction Agreements means:

(a)	this agreement;

(b)	the Transitional Services Agreement; and

(c)	any document or agreement entered into by:

(i)	one or more Seller Group Members and one or more Buyer Group Members (whether or not there are additional parties to that document or agreement); or

(ii)	one or more Seller Group Members and one or more members of the Target Entity Group (whether or not there are additional parties to that document or agreement), and agreed to be a “Transaction Agreement” by the Buyer for the purposes of this definition, in each case, to give effect to a transaction expressly contemplated by this agreement.

Transition Committee means a committee to be comprised of:

(a)	representatives of each of the Seller and the Buyer; and

(b)	such other persons as the Seller and the Buyer may agree from time to time.

Transition Period is defined in clause 4.4(a).

Transitional Services Agreement means the agreement in substantially the form set out in Schedule 17 to be finalised and executed by the Seller and the Buyer after the Execution Date in accordance with clause 4.4.

UK Buyer has the meaning given in clause 1.6.

UK Pension Schemes means the OAMPS (UK) Limited New Generation Group Personal Pension Plan (operated by Friends Life with Scheme Number F68058) and the personal pension plans of David Barrett and Howard Pearson to which OAMPS (UK) Limited contributes.

UK Shares means 150,000 ordinary shares in the capital of OAMPS (UK) Limited (Company Number 01969267).

UK Target Entities means the companies listed in Part 3 of Schedule 14.

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Underwriting Sale Agreement means the share sale agreement for the Australian underwriting business between the Seller’s Guarantor and Insurance Australia Group Limited dated 16 December 2013.

Warranties means the representations and warranties in Schedule 2.

Warranty Claim means any Claim by the Buyer arising out of a breach of a Warranty.

Wesfarmers Broking (NZ) means Wesfarmers Broking (NZ) Limited (registration number 1906045) of c/- Bell Gully, Level 22, Vero Centre, 48 Shortland Street, Auckland, 1010, New Zealand.

WI Premium Funding means WI Premium Funding Limited (ACN 002 543 606) of Level 11, 40 The Esplanade, Perth, Western Australia 6000, Australia.

ZIB Trust means the unit trust referred to as ZIB Trust established by a trust deed dated 6 May 1992 (as amended).

1.2	Interpretation

In this agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency as well as an individual.

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)	A reference to a party to a document includes that party’s successors and permitted assignees.

(j)	A reference to an agreement other than this agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(k)	A reference to liquidation or insolvency includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

(l)	No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

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(m)	A reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(n)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(o)	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

(p)	If an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.

(q)	A reference to time is a reference to Sydney time.

(r)	A reference to $ is to Australian currency unless denominated otherwise.

(s)	An agreement, representation or warranty in favour of each Buyer or each Seller is for the benefit of each Buyer or each Seller jointly and each of them individually.

(t)	An agreement, representation or warranty by each Buyer or each Seller binds each Buyer or each Seller jointly and each of them individually.

(u)	For the purposes of clauses 6 and 7.1 and the Warranties, the UK Seller is not a Seller.

(v)	A reference to a party using or an obligation on a party to use its best endeavours or reasonable endeavours does not oblige that party to:

(i)	pay money:

(A)	in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(B)	in circumstances that are commercially onerous or unreasonable in the context of this agreement;

(ii)	provide other valuable consideration to or for the benefit of any person; or

(iii)	agree to commercially onerous or unreasonable conditions.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4	Inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.5	Agreement components

This agreement includes any schedule.

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1.6	Nomination of NZ Buyer and UK Buyer

The Buyer’s Guarantor must, not less than 10 Business Days prior to the Completion Date, give a written notice to the Seller’s Guarantor setting out the corporate details of a wholly-owned subsidiary of the Seller’s Guarantor:

(a)	incorporated in New Zealand (NZ Buyer); and

(b)	incorporated in United Kingdom (UK Buyer),

which will acquire:

(c)	in the case of the NZ Buyer, the NZ Shares from WIIPL; and

(d)	in the case of the UK Buyer, the UK Shares from OAMPS,

pursuant to the terms of this agreement. If the Buyer’s Guarantor fails to give a written notice in accordance with this clause nominating the NZ Buyer or UK Buyer, then the Buyer’s Guarantor will be deemed to have nominated itself as the NZ Buyer and the UK Buyer and will be taken to be the NZ Buyer and UK Buyer (in addition to being the Buyer’s Guarantor) for the purposes of this agreement.

1.7	Seller Appointments

(a)	Each Seller irrevocably authorises and appoints WIIPL (and WIIPL accepts such appointment) to act on its behalf in relation to any act, matter or thing required or permitted by the terms of this agreement to be done by that Seller including to give any approval or exercise any discretion and each Seller acknowledges that the Buyer:

(i)	is entitled to treat any act matter or thing done by WIIPL at any time as binding on the Seller and any such act, matter or thing is valid and effective as if it was done by the relevant Seller; and

(ii)	may discharge any obligation under this agreement to give any payment, document, notice or other thing to the Seller by making payment to, or giving such document, notice or other thing, to WIIPL.

(b)	For the avoidance of doubt the Buyer may rely on the authorisation and appointment in clause 1.7(a) without the need to undertake any further enquiries and may disregard any notice from any Seller to the contrary.

2	Conditions for Completion

2.1	Conditions precedent

Clauses 3 and 5 do not become binding on the parties and are of no force or effect unless and until the following Conditions have been satisfied or waived in accordance with clause 2.4:

(a)	Foreign Investment Review Board approval:

(i)	the Buyer has received a written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth), by or on behalf of the Treasurer of the Commonwealth of Australia stating or to the effect that the Commonwealth Government does not object to the Sale, either unconditionally or on terms that do not impose unduly onerous obligations on the Buyer; or

(ii)	the Treasurer of the Commonwealth of Australia becomes precluded from making an order in relation to the Sale under the Foreign Acquisitions and Takeovers Act 1975 (Cth).

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(b)	Overseas Investment Office Approval: consent being given under the Overseas Investment Act 2005 (NZ) to the transfer of the NZ Shares to the Buyer, either unconditionally or on terms that do not impose unduly onerous obligations on the Buyer.

(c)	Financial Conduct Authority approval: the FCA, in respect of the Buyer and any other person who will acquire control over OAMPS (UK) Limited and OAMPS Special Risks Ltd (if and to the extent necessary) or the purposes of Part XII of FSMA as a result of Completion:

(i)	giving notice under section 189(4)(a) of FSMA that it approves the acquisition of control over OAMPS (UK) Limited and OAMPS Special Risks Ltd (if and to the extent necessary) contemplated in this agreement;

(ii)	giving notice under section 189(7) of FSMA that it approves the acquisition of control over OAMPS (UK) Limited and OAMPS Special Risks Ltd (if and to the extent necessary) contemplated in this agreement, either unconditionally or on terms that do not impose unduly onerous obligations on the Buyer; or

(iii)	being treated, pursuant to section 189(6) of FSMA, as having approved the acquisition of control over OAMPS (UK) Limited and OAMPS Special Risks Ltd (if and to the extent necessary) contemplated in this agreement.

(d)	Restructuring: Completion of the restructuring steps set out in Schedule 20.

2.2	Notice

Each party must promptly notify the others in writing if it becomes aware that a Condition in clause 2.1 has been satisfied or has become incapable of being satisfied.

2.3	Reasonable endeavours

(a)	In relation to the conditions in clauses 2.1(a) to 2.1(c):

(i)	the Buyer must use all reasonable endeavours to ensure that those Conditions are satisfied as expeditiously as possible and in any event on or before the Cut Off Date;

(ii)	the Buyer must keep the Seller informed of the progress towards satisfaction of those Conditions;

(iii)	the Buyer must file all notices and applications for approval necessary to satisfy those Conditions and must:

(A)	consult with, and provide all material information to, the Seller concerning any proposed approach by the Buyer (or the Buyer’s Guarantor) to a Governmental Agency and the content of any such proposed application for approval and related material correspondence;

(B)	to the extent practicable, allow the Seller and its representatives the opportunity to be present at any meetings with any such Governmental Agency; and

(C)	provide the Seller with a copy of any notices and applications for approval before lodgement;

(iv)	the Seller must provide all information as may be reasonably requested by the Buyer in connection with any notices and applications for approval; and

(v)	to the extent that the Seller engages with a Governmental Agency in respect of the Sale then, subject to confidentiality and any obligations under applicable law, it must consult with the Buyer concerning any proposed approach by the Seller to a Governmental Agency.

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(b)	In relation to the Condition in clause 2.1(d):

(i)	the Seller must use all reasonable endeavours to ensure that Condition is satisfied as expeditiously as possible and in any event on or before the Cut Off Date;

(ii)	the Seller must keep the Buyer informed of the progress towards satisfaction of that Condition.

2.4	No Waiver

(a)	The Conditions in clauses 2.1(a) to 2.1(c) (inclusive) cannot be waived.

(b)	The Condition in clause 2.1(d) may be waived by written agreement between the Buyer and Seller.

2.5	Cut Off Date

If a party has complied with its obligations under clause 2.3, that party may, by not less than 2 Business Days’ notice to the other, terminate this agreement if:

(a)	the Conditions in clause 2.1 are not satisfied by the Cut Off Date; or

(b)	any of the Conditions in clause 2.1 become incapable of satisfaction or the parties agree that any of the Conditions in clause 2.1 cannot be satisfied.

2.6	No binding agreement for transfer

For the purposes of clauses 2.1(a) and 2.1(b), for the avoidance of doubt, nothing in this agreement will cause a binding agreement for the transfer of shares or the sale of assets to arise unless and until the Conditions in clauses 2.1(a) and 2.1(b) have been satisfied and no person will obtain rights in relation to shares as a result of this agreement unless and until those Conditions have been satisfied.

2.7	Effect of termination

If this agreement is terminated under clause 2.5 or 5.3(a), then:

(a)	the parties will procure that each other Transaction Agreement to which a Buyer Group Member is a party, that has already been executed is terminated in accordance with its terms;

(b)	each party is released from its obligations to further perform its obligations under this agreement and the other Transaction Agreements to which a Buyer Group Member is a party, except those expressed to survive termination;

(c)	each party retains the rights it has against the other in respect of any breach of this agreement occurring before termination;

(d)	the Buyer and the Buyer’s Guarantor must return to the Seller’s Guarantor all documents and other materials obtained from the Seller’s Guarantor or its Related Bodies Corporate in accordance with the terms of the Confidentiality Agreement; and

(e)	the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(i)	clause 1 (Definitions and Interpretation);

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(ii)	this clause 2.7 (Effect of termination);

(iii)	clause 17 (Confidentiality and announcements)

(iv)	clause 18 (Duties, costs and expenses);

(v)	clause 19 (GST);

(vi)	clause 21 (Guarantee by Buyer’s Guarantor);

(vii)	clause 22 (Guarantee by Seller’s Guarantor);

(viii)	clause 23 (Notices); and

(ix)	clause 24 (General).

2.8	No other right to terminate or rescind

No party may terminate or rescind this agreement (including on the grounds of any breach of Warranty or misrepresentation that occurs or becomes apparent before Completion) except as permitted under clause 2.5 or 5.3(a).

3	Sale and purchase

3.1	Sale Shares

On the Completion Date the Seller must sell, and the Buyer must buy, the Sale Shares for the Total Purchase Price, free and clear of all Encumbrances.

3.2	UK Shares

(a)	The Buyer acknowledges that the Seller may take such steps as the Seller considers necessary and appropriate to enable the Seller of the UK Shares to pass through to the Seller of the Australian Shares (or any other Seller Group Member) the proceeds of sale of the UK Shares, including such action prior to or on Completion as set out in Schedule 4.

(b)	If and to the extent that such action is required to be taken after Completion, the Buyer will cause the UK Seller to take such steps (including executing any documents and procuring the passage of any resolutions) as the Seller considers necessary and appropriate to enable the UK Seller to pass through to the Seller the proceeds of sale of the UK Shares.

3.3	Associated Rights

The Seller must sell the Sale Shares to the Buyer together with all rights attached to them as at Completion.

3.4	Total Purchase Price

(a)	The consideration for the sale of the Sale Shares is the payment by the Buyer to the Seller of the Total Purchase Price.

(b)	The Total Purchase Price is to be allocated to the Sale Shares in the manner identified in Schedule 7.

(c)	The Total Purchase Price will be paid as follows:

(i)	the Completion Payment, payable by the Buyer on Completion in accordance with clause 3.5 and clause 4.10; and

(ii)	the Post Completion Adjustment Amount, if any, payable following finalisation of the Completion Accounts will be paid in accordance with clause 6; and

(iii)	any other adjustments to the Total Purchase Price payable in accordance with this agreement.

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3.5	Actions on Completion

(a)	On Completion the Buyer must pay the relevant Completion Payment in respect of the relevant Sale Shares, to the Seller in accordance with clause 5.2 and Schedule 4.

(b)	All payments under this clause 3.5 must be made in Immediately Available Funds without counter-claim or set-off.

3.6	Title and risk

(a)	Subject to clause 3.6(b), title to and risk in the Sale Shares passes to the Buyer on Completion.

(b)	Notwithstanding any other provision of this agreement:

(i)	the Buyer will not become the beneficial owner of, and will not be entitled to be registered as the holder of relevant Sale Shares; and

(ii)	the Seller will not cease to be registered as the holder of relevant Sale Shares,

until the Seller receives the Completion Payment in respect of those Sale Shares, in accordance with Schedule 4.

3.7	Lowest purchase price

For the purposes of the financial arrangements rules in the Income Tax Act 2007 (NZ), the parties agree that:

(a)	the portion of the Total Purchase Price allocated to the NZ Shares in accordance with clause 3.4(b) is the lowest price that they would have agreed upon with respect to the NZ Shares at the time this agreement was executed on the basis of payment in full at the time at which the first right in the NZ Shares is to be transferred;

(b)	the portion of the Total Purchase Price allocated to the NZ Shares in accordance with clause 3.4(b) is the value of the NZ Shares; and

(c)	they will compute their taxable income for the relevant period on the basis that the portion of the Total Purchase Price allocated to the NZ Shares in accordance with clause 3.4(b) includes no capitalised interest, and will file their tax returns accordingly.

For the purposes of this clause the term “right” in the NZ Shares shall bear the same meaning as the term “right” in the section YA 1 of the Income Tax Act 2007 (NZ).

4	Period before Completion

4.1	Carrying on of business

Subject to clause 4.2, between the Execution Date and the earlier of Completion and any valid termination of this agreement, the Seller must use reasonable endeavours to ensure that the business of the Target Entities is conducted materially in the ordinary course consistent with its usual business practices and does not make any significant change to the nature or scale of any activity comprised in the Business and, in particular, must ensure that no Target Entity:

(a)	buys back any of its shares or makes an offer to buy back any of its shares or otherwise reduces its share capital;

(b)	issues any shares, options, securities or other instruments that are convertible into shares in that Target Entity;

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(c)	acquires, or disposes of, or creates or permits to exist any Encumbrance over, or declares itself the trustee of, any material assets (other than in the ordinary course of business);

(d)	enters into any contract that requires, or may require, payments to or by a Target Entity in excess of $1,000,000 (Material Contract), or terminate or vary the terms of, or do or omit to do anything which might result in the termination or variation of, any Material Contract;

(e)	does or omits to do anything which might result in the variation, termination, suspension or non-renewal of a Material Authorisation;

(f)	merges or consolidates or enters into any joint venture with any other entity;

(g)	enters into any guarantee or indemnity under which it may be required to pay more than $5,000,000;

(h)	institutes any litigation, mediation or arbitration or other form of dispute resolution, the likely costs of which are likely to exceed $1,000,000 (other than as claimant for the collection of debts in the ordinary course of business);

(i)	settles or compromises any claims, demands or proceedings for an amount in excess of $1,000,000, or takes steps to do so;

(j)	terminates, or permits the termination or amendment of, or fails to renew on its expiry, any insurance policy held by that Target Company;

(k)	alters its constitution or, in the case of the ZIB Trust, alters its trust deed; or

(l)	takes any other action specified in Schedule 23.

4.2	Permitted acts

For the avoidance of doubt:

(a)	on or before the Effective Date, nothing in clause 4.1 restricts:

(i)	the Seller or any Target Entity from doing any of the following permitted actions:

(A)	Transaction Agreements: actions that are expressly contemplated in this agreement or any other Transaction Agreement or the Disclosure Materials;

(B)	emergencies: actions to reasonably and prudently respond to an emergency or disaster giving rise to a risk of personal injury to the employees of the Target Entities or damage to property of the Target Entities (being emergencies or disasters created without any breach of the provisions of this clause 4);

(C)	legal obligations: actions necessary for a Target Entity to meet its legal or contractual obligations, including any obligation imposed by a Governmental Agency being, in the case of a contractual obligation, an obligation that existed at the Execution Date and has been expressly disclosed in the Disclosure Materials and created without any breach of the provisions of this clause 4; or

(D)	Buyer approval: actions approved by the Buyer in writing, such approval not to be unreasonably withheld or delayed;

(ii)	any Target Entity from paying a dividend or distribution to the Seller Group which would not cause the Target Entity to breach any obligations under applicable law;

(iii)	the issue of Wesfarmers Broking (NZ) shares to the Seller in connection with the refinancing of a debt of owing from Wesfarmers Broking (NZ) to the Seller Group; and

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(b)	after the Effective Date (where Completion takes place in accordance with clause 5.1(a)(i)):

(i)	nothing in clause 4.1 restricts the Seller or any Target Entity from:

(A)	doing any of the following permitted actions listed in clause 4.2(a)(i)(A) to clause 4.2(a)(i)(D) above;

(B)	procuring OAMPS to declare and pay a dividend on the Completion Date in accordance with Schedule 4; or

(C)	doing any act that results in an Adjustment, including the relevant Target Entities paying a Permitted Dividend to the Seller Group which would not cause the Target Entity to breach any obligations under applicable law; and

(ii)	the Seller must procure that each Target Entity does not make a distribution or dividend, or otherwise make any payment to a Seller Group Member (other than a Target Entity), except as permitted under clause 4.2(b)(i).

4.3	Financial Debts

(a)	Before Completion, the Seller must:

(i)	identify all existing loans between a Seller Group Member and a Target Entity, including a good faith estimate of the amount of the Premium Funding Balance as at or immediately before Completion (Estimated Premium Funding Completion Balance), such estimate of the Premium Funding Balance to be notified to the Buyer no less than 10 Business Days before Completion; and

(ii)	procure that all payments are made and such other actions are taken as may be necessary to ensure:

(A)	the payment in full, forgiveness or elimination of loan balances between any Seller Group Members (on the one hand) and any Target Entities (on the other hand) (other than the Premium Funding Balance); and

(B)	no Target Entity has any outstanding Financial Debt as at Completion,

on or prior to Completion.

(b)	Nothing in clause 4.3(a) requires the Seller to pay in full or eliminate any trading debts which exist between a Seller Group Member and a Target Entity and were incurred in the ordinary course of business. Following Completion, the Buyer must procure any Target Entity to pay any trading debt which exists between a Seller Group and that Target Entity and incurred in the ordinary course of business in full and without any set off, such payment to be made in accordance with the normal terms of trade that applied as between the Seller Group Member and the Target Entity prior to Completion.

(c)	Immediately after Completion in accordance with Schedule 4, the Buyer will procure (and provide necessary funding to enable) the relevant Target Entities to repay to the Seller Group in full and without any withholding or set off, the Estimated Premium Funding Completion Balance.

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(d)	If the Premium Funding Balance as notified in accordance with clause 3(b) of Schedule 4 (PF Notice) is different from the Estimated Premium Funding Completion Balance, then:

(i)	if the amount of the Premium Funding Balance as notified in the PF Notice is more than the Estimated Premium Funding Completion Balance, the Buyer will procure the relevant Target Entity(ies) to pay the amount of the difference to the Seller Group in full and without any withholding or set off within 5 Business Days of the Completion Date; or

(ii)	if the amount of the Premium Funding Balance as notified in the PF Notice is less than the Estimated Premium Funding Completion Balance, the Seller will repay to the Buyer the amount of the difference in full and without any withholding or set off within 5 Business Days of the Completion Date.

(e)	Schedule 21 is a worked example of the operation of this clause 4.3 based on balances as at 28 February 2014 and is included as a guide for the interpretation of this clause 4.3, including the identification of Premium Funding Balance amounts.

(f)	No less than 5 Business Days prior to Completion, the Buyer and the Seller must, acting reasonably, agree a good faith estimate of the Deferred Consideration Liability as at Completion. On Completion, the Seller must ensure that an amount equal to that good faith estimate is held in a separately designated bank account in the name of one or more members of the Target Group. The parties agree that the Deferred Consideration Liability will not be the subject of the adjustment contained in clause 6. For the avoidance of doubt, the parties agree that the Completion Accounts will not include any adjustment in respect of any Deferred Consideration Liability.

4.4	Transitional Services Agreement

(a)	From the Execution Date, the Seller and the Buyer must negotiate in good faith and use all reasonable endeavours to finalise the Transitional Services Agreement through the completion of its schedules. As at the Execution Date, the Seller and the Buyer have agreed and set out in the Transitional Services Agreement:

(i)	the terms and conditions under which certain of the Seller Group Members and the Target Entities will provide services to each other for a transition period of no more than 12 months or such longer period as may be agreed by the Seller and the Buyer in writing (including in the final and executed Transitional Services Agreement) (Transition Period);

(ii)	the terms and conditions applicable to, and other details and processes for, the separation of any shared information technology services, systems and facilities of the Seller Group Members and the Target Entities during the Transition Period.

Subject to clause 4.4(b), the Transitional Services Agreement will be entered into by the Seller and the Buyer at or before Completion.

(b)	If the Seller and the Buyer, having used all reasonable endeavours, have not agreed the Schedules to the Transitional Services Agreement by Completion, then:

(i)	the Seller must ensure that the services that were being provided on an intra-group basis by a Seller Group Member to a Target Entity before Completion continues to be provided to the Target Entity to the same standard and level (including in respect of any applicable service levels or other performance standards) applying immediately before the Execution Date for a period following Completion nominated by the Buyer but not exceeding the Transition Period, with such services to be charged to the Target Entities in accordance with the costs and fees principles set out in the Transitional Services Agreement;

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(ii)	the Buyer must ensure that the services that were being provided on an intra-group basis by a Target Entity to a Seller Group Member before Completion continues to be provided to the Seller Group Member to the same standard and level (including in respect of any applicable service levels or other performance standards) applying immediately before the Execution Date for a period following Completion nominated by the Seller but not exceeding the Transition Period, with such services to be charged to the Target Entities in accordance with the costs and fees principles set out in the Transitional Services Agreement; and

(iii)	the Buyer and the Seller must continue to negotiate the Schedules to the Transitional Services Agreement in good faith and must use all reasonable endeavours to agree those Schedules as soon as practicable following Completion.

(c)	On and from the Execution Date up to the earlier of Completion and any valid termination of this agreement, the Seller and the Buyer must use all reasonable endeavours to obtain, as soon as reasonably practicable, all consents that are required under the terms of any Property Lease or Material Contract to the change in control of any Target Entity, on terms reasonably acceptable to the Buyer.

(d)	On and from the Execution Date up to the earlier of the execution of the Transitional Services Agreement and any valid termination of this agreement, the Seller and the Buyer must use all reasonable endeavours to obtain, as soon as reasonably practicable, the Pen TSA Consents (as defined in the Transitional Services Agreement as set out in Schedule 17).

4.5	Buyer access

(a)	During the period between the Execution Date up to the earlier of Completion and any valid termination of this agreement, the Seller must ensure that the Buyer and a reasonable number of persons authorised by the Buyer:

(i)	are given reasonable, non-disruptive access during normal business hours and on reasonable notice, to inspect the premises of the Target Entities; and

(ii)	have reasonable access to senior management of the Target Entities and accounting personnel of the Target Entities and the Seller Group,

for the purpose of:

(iii)	assisting the Buyer to prepare financial statements of the Target Entity Group in compliance with Regulation S-X under the Securities Act of 1933 (Regulation S-X), as and when needed to satisfy the Buyer’s and the Buyer’s Guarantor’s reporting obligations on Form 8 K under the Exchange Act in connection with the transactions the subject of this agreement, including audited, interim and pro forma statements as may be required in accordance with Regulation S-X;

(iv)	planning the integration of the Target Entities with the Buyer Group following Completion.

(b)	The Buyer must:

(i)	not direct, manage or control the conduct of any Target Entity or of any employee of a Target Entity, or otherwise impede the conduct of the Business, at any time before Completion; and

(ii)	ensure that any persons provided with the access referred to in clause 4.5(a) comply with the reasonable requirements of the Target Entities or any relevant Third Party in respect of the access and do not interfere with the business or operations of the Target Entities.

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(c)	Subject to the other provisions of this agreement, the parties acknowledge that clause 4.5(a) does not impose any obligation on the Seller to conduct the Business in accordance with any direction or representation made by the Buyer and the parties acknowledge their obligations under the Competition and Consumer Act 2010 (Cth), the Commerce Act 1986 (NZ) and all other applicable laws.

4.6	Transition Committee

(a)	Following the Execution Date, the Seller and the Buyer will establish a Transition Committee, the role of which will be to act as a forum for the Seller and the Buyer to:

(i)	consult with each other and plan to assist in the transition of the management of the business of the Target Entities to the Buyer following Completion;

(ii)	consult with each other and develop a strategy to be adopted by the parties and the Target Entities for communicating with key counterparties, and to oversee the implementation of that strategy between the Execution Date and Completion; and

(iii)	consult and co-operate with each other in relation to satisfying the obligations contained in clauses 4.4, 4.7, 4.8 and 13.3.

(b)	Subject to the other provisions of this agreement, nothing in this clause 4.6 requires any party to act at the direction of the other or impose any obligation on the Seller to conduct the Business in accordance with any direction or representation made by the Buyer and the parties acknowledge their obligations under the Competition and Consumer Act 2010 (Cth), the Commerce Act 1986 (NZ) and all other applicable laws. The parties agree that nothing in this agreement constitutes the relationship of a partnership or joint venture between the parties.

(c)	Unless otherwise agreed by the parties, the Transition Committee shall meet once a month (or more regularly as the parties may agree from time to time). At least five (5) Business Days’ written notice of a Transition Committee meeting shall be given to each member of the Transition Committee. The venues, time and procedures for meetings of the Transition Committee shall be determined by it. Minutes of such meetings shall be kept and signed by one representative each of the Buyer and the Seller on the Transition Committee.

(d)	The members of the Transition Committee will be agreed between the parties promptly following the Execution Date.

(e)	For avoidance of doubt, no statements, decisions, approvals, or any other communications by any of the representatives of the Buyer on the Transition Committee shall be taken as varying, waiving or limiting the rights of the Buyer under this agreement in any manner, including without limitation the Buyer’s right to rely on the Warranties, or taken as representing the approval or consent of the Buyer, where an approval or consent of the Buyer is required under this agreement.

4.7	Parent Guarantees

(a)	The Buyer must take all reasonable steps required and provide any guarantee, information or documentation required to ensure the release, with effect from Completion, of each Seller Group Member from any actual, contingent or accrued liabilities under each Parent Guarantee. For the purposes of this clause 4.7, ‘reasonable steps’ includes the Buyer or (at the request of the relevant Third Party) another Buyer Group Member providing the relevant Third Party with a replacement guarantee or security on terms the same or substantially the same as the terms of the existing Parent Guarantee.

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(b)	If a Seller Group Member has not been released from a Parent Guarantee in accordance with clause 4.7(a) by Completion, then:

(i)	the Buyer must continue to use best endeavours to release each Seller Group Member from any actual, contingent or accrued liabilities under each Parent Guarantee until they have all been released; and

(ii)	the Buyer indemnifies the Seller for any Loss that the Seller Group Member pays, suffers, incurs or is liable for under or in relation to any Parent Guarantee which is not released at Completion, except to the extent that such Loss is caused by the fraud or wilful misconduct of a Seller Group Member.

4.8	Subsidiary Guarantees

(a)	Before Completion, the Seller and the Buyer must take all reasonable steps to ensure that, effective from Completion, each Target Entity is released from any actual, contingent or accrued liabilities under a Subsidiary Guarantee given by it. For the purposes of this clause 4.8, ‘reasonable steps’ includes the Seller or (at the request of the relevant Third Party) another Seller Group Member providing the relevant Third Party with a replacement guarantee or security on terms the same or substantially the same as the terms of the existing Subsidiary Guarantee.

(b)	If a Target Entity has not been released from a Subsidiary Guarantee in accordance with clause 4.8(a) by Completion, then:

(i)	the Seller must continue to take all reasonable steps to release each Target Entity from any actual, contingent or accrued liabilities under each Subsidiary Guarantee until they have all been released; and

(ii)	the Seller indemnifies the Buyer for any Loss that the Target Entity pays, suffers, incurs or is liable for under or in relation to any Subsidiary Guarantee which is not released at Completion, except to the extent that such Loss is caused by the fraud or wilful misconduct of a Buyer Group Member. The limitations on Claims in clause 8 do not apply in relation to a Claim made by the Buyer under this indemnity.

4.9	Target Entity a member of a consolidated group

If any Target Entity is, or will be, a member of the Seller’s Consolidated Group with effect from a date prior to Completion, the Seller must:

(a)	at least 5 Business Days prior to Completion, provide (if the Seller is the Seller’s Head Company), or procure that the Seller’s Head Company provides, the Buyer with a copy of the Tax Sharing Agreement entered into between the Seller’s Head Company and the Target Entities;

(b)	at least 5 Business Days prior to Completion, provide the Buyer with a draft calculation of the Exit Payment for each Target Entity, for the Buyer’s review;

(c)	procure that each Target Entity pays the relevant Exit Payments to the Seller’s Head Company at least one Business Day prior to Completion, except in respect of any Exit Payments owing by OAMPS, which may be satisfied on Completion in accordance with clause 2.1(b)(ii)(B) in Schedule 4; and

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(d)	if required by the Buyer or if required under the Tax Sharing Agreement entered into between the Seller’s Head Company and the Target Entities, procure that, before Completion, the Seller’s Head Company releases each Target Entity from its obligations under the Tax Sharing Agreement or under any Tax Funding Agreement entered into by the Target Entity and at Completion provide the Buyer with evidence of the release of each Target Entity prior to Completion.

4.10	Incentive and Retention Payments

The Buyer will comply with Schedule 22.

4.11	Financial assistance whitewash

If the Seller forms the view that any action, transaction or other dealing permitted, required or contemplated by this agreement constitutes or may constitute the giving of financial assistance by a Target Entity in connection with the acquisition of the Australian Shares, the Seller may take such steps, and procure the passing of such resolutions before Completion (including by directors and/or shareholders of relevant Target Entities, and the lodgement of such documents with ASIC), in order to approve the giving of the financial assistance for the purposes of the Corporations Act.

5	Completion

5.1	Time and Place

(a)	Subject to clause 5.1(b), Completion must take place at the office of Allens at Level 28, 126 Phillip Street, Sydney, New South Wales, Australia (or such other place as the parties may agree) in accordance with Schedule 4:

(i)	on 16 June 2014, provided that the Conditions have been satisfied or waived by 11.59pm on 12 June 2014; or

(ii)	if the Conditions have not been satisfied or waived by 11.59pm on 12 June 2014, on the last Business Day of the month in which the Conditions have been satisfied or waived.

(b)	Unless the parties agree otherwise, if Completion is anticipated to occur under clause 5.1(a)(ii) on a day that is less than 5 Business Days after the Conditions have been satisfied or waived, Completion will take place on the last Business Day of the next month.

(c)	The Seller must provide the Buyer with written notice of the Completion Date no less than 5 Business Days prior to the Completion Date.

5.2	Completion

(a)	On or before Completion, each party must carry out the Completion Steps referable to it in accordance with Schedule 4.

(b)	Completion is taken to have occurred when each party has performed all its obligations under this clause 5.2 and Schedule 4.

5.3	Failure to complete - remedies

(a)	If:

(i)	Completion does not occur due to a failure by the Buyer to satisfy its obligations under clause 5.2 and Schedule 4; or

(ii)	the Buyer does not pay the Estimated Premium Funding Completion Balance on the Completion Date,

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the Seller may give written notice to the Buyer of its intention to terminate this agreement. If Completion and payment by the Buyer of the Estimated Premium Funding Completion Balance does not occur within three Business Days of the date the notice is given then (the Grace Period), upon the giving of a further written notice by the Seller to the Buyer, this agreement will terminate. The Seller’s right to terminate under this clause 5.3(a) is without limitation to any other rights that it may have at law or in equity, including its rights to damages and/or to seek specific performance. Clause 2.7 will apply on termination of this agreement pursuant to this clause 5.3(a).

(b)	If this agreement is terminated pursuant to clause 5.3(a), the Seller may also, without further notice to the Buyer, resell the Sale Shares or any of them by any means that the Seller determines in its sole discretion, and claim and recover from the Buyer any amount by which the proceeds of such sale (less all incidental expenses) is less than the Completion Payment (inclusive of interest on the Completion Payment calculated in accordance with clause 24.15).

(c)	If Completion does not occur on the Completion Date due to a failure by the Seller to satisfy its obligations under clause 5.2 and Schedule 4, the Buyer will not be entitled to terminate this agreement in any circumstance. This clause 5.3(c) does not limit the Buyer’s right at law or in equity to seek damages and/or specific performance.

(d)	A party will not be taken to have failed to satisfy an obligation under clause 5.2 or Schedule 4 to the extent that the failure occurs or subsists solely because of the failure of the other party to satisfy an obligation under clause 5.2 or Schedule 4 that is required to be satisfied in order for the first party to satisfy its obligation.

5.4	Completion simultaneous

(a)	Subject to clause 5.4(c), the actions to take place as contemplated by clause 5.2 and Schedule 4 are interdependent and must take place, as nearly as possible and in accordance with clause 2.1 in Schedule 4, simultaneously.

(b)	If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(i)	there is no obligation on any party to undertake or perform any of the other actions;

(ii)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(iii)	the Seller and the Buyer must each return to the other all documents delivered to it under clause 5.2(a) and Schedule 4 and must each repay to the other all payments received by it under clause 5.2(a) and Schedule 4, without prejudice to any other rights any party may have in respect of that failure.

(c)	The Buyer may, in its sole discretion, waive any or all of the actions that the Seller is required to perform under clause 2.1 of Schedule 4 and the Seller may, in its sole discretion, waive any or all of the actions that the Buyer is required to perform under clause 2.3 of Schedule 4.

(d)	Clause 5.4(b) does not apply during the Grace Period.

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6	Completion Accounts

6.1	Preparation of Completion Accounts

Following Completion, the Buyer must procure that the Completion Accounts are prepared and finalised in accordance with this clause 6 and Schedule 5 and Schedule 6.

6.2	Post Completion adjustments following Completion Accounts

(a)	If the Completion Net Current Assets:

(i)	is greater than the Completion Target Net Current Assets, the Buyer must pay the Post Completion Adjustment Amount to the Seller, as an adjustment to the Total Purchase Price in favour of the Seller;

(ii)	is less than the Completion Target Net Current Assets, the Seller must pay the Post Completion Adjustment Amount to the Buyer, as an adjustment to the Total Purchase Price in favour of the Buyer; or

(iii)	is equal to the Completion Net Current Assets, no adjustment to the Total Purchase Price will be made under this clause 6.2.

(b)	A party required to make a payment to another party under this clause 6.2 must make the payment in Immediately Available Funds within 5 Business Days after the date of the Confirmed Completion Accounts, which payment must be without counter-claim or set-off.

(c)	For the purposes of clause 24.15, the due date for any amounts payable under this clause 6.2 will be taken to be the date 5 Business Days after the date of the Confirmed Completion Accounts.

7	Warranties

7.1	Warranties by the Seller and the Seller’s Guarantor

(a)	Subject to the qualifications and limitations in clause 8, the Seller represents and warrants to the Buyer and the Buyer’s Guarantor that the Warranties are true and accurate:

(i)	in respect of each Warranty that is expressed to be given on a particular date, on that date; and

(ii)	in respect of each other Warranty, on the Execution Date and immediately before Completion.

(b)	The Seller’s Guarantor gives the Seller’s Guarantor Warranties in favour of the Buyer and the Buyer’s Guarantor on the Execution Date and the Seller’s Guarantor Warranties will be deemed to be repeated immediately before Completion.

7.2	Independent Warranties

Each of the Warranties and the Seller’s Guarantor Warranties is to be construed independently of the others and is not limited by reference to any other Warranty or Seller’s Guarantor Warranty.

7.3	Reliance

(a)	The Seller acknowledges that the Buyer and the Buyer’s Guarantor have entered into this agreement and will complete this agreement in reliance on the Warranties.

(b)	The Seller’s Guarantor acknowledges that the Buyer and the Buyer’s Guarantor have entered into this agreement and will complete this agreement in reliance on the Seller’s Guarantor Warranties.

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7.4	Survival

(a)	Each Warranty will remain in full force and effect after Completion and a Warranty Claim is not limited to breaches identified prior to Completion.

(b)	Each Seller’s Guarantor Warranty will remain in full force and effect after Completion and a Claim in relation to a Seller’s Guarantor Warranty is not limited to breaches identified prior to Completion.

7.5	Acknowledgement

The Seller’s Guarantor acknowledges that the Buyer’s Guarantor may make elections under US Internal Revenue Code Section 338(g) with respect to the acquisition (or deemed acquisition) of each Target Entity.

8	Qualifications and limitations on Claims

8.1	Disclosure

(a)	The Buyer and the Buyer’s Guarantor each acknowledge and agree that the Seller has disclosed or is deemed to have disclosed against the Warranties all facts, matters and circumstances that, and has no liability under any Claim to the extent that it is based on any facts, matters or circumstances that:

(i)	are expressly contemplated in this agreement or any other Transaction Agreement;

(ii)	are disclosed in, or otherwise reasonably identifiable or reasonably determinable from the information contained in, the Disclosure Materials;

(iii)	would have been disclosed to the Buyer if it had conducted searches on 4 April 2014 of the following public records in Australia, New Zealand and the United Kingdom:

(A)	records maintained by ASIC for each Target Entity incorporated in Australia, the Seller Guarantor’s announcements on ASX Limited, IP Australia for each Target Entity incorporated in Australia, and the registries of the High Court of Australia, the Federal Court of Australia, the Federal Circuit Court and the Supreme Court of any Australian State or Territory for each Target Entity;

(B)	records maintained by the New Zealand Companies Office (read as if those records showed Lumley Finance (N.Z.) Limited as being wholly-owned by Wesfarmers Broking (NZ)), the Intellectual Property Office in New Zealand and the registries of the New Zealand High Court, the New Zealand Court of Appeal and the New Zealand Supreme Court, in each case using the company names of the Target Entities incorporated in New Zealand as the search term; and

(C)	records maintained by the UK Register of Companies at http://direct.companieshouse.gov.uk/ and the financial service register maintained by the FCA, in each case for each UK Target Entity;

(iv)	would have been disclosed to the Buyer if it had conducted searches on the second Business Day before the Execution Date of the PPS Register using the company names of each of the Target Entities incorporated in Australia and New Zealand as the search term; or

(v)	are within the actual knowledge of a Buyer Group Member, its officers, employees or advisers who have been directly involved in the Buyer’s consideration and preparation for the transactions contemplated by this agreement.

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In clause 8.1(a)(ii), the phrase ‘otherwise reasonably identifiable or reasonably determinable’ in relation to a fact, matter, circumstance or liability means that it is reasonably likely that a prudent prospective purchaser for value of a business of the type conducted by the Target Entity Group, that has conducted a thorough examination of the Disclosure Materials by and through its:

(i)	officers, employees, agents and representatives; and

(ii)	suitably qualified legal, accounting, financial and other professional advisers and consultants, including industry consultants,

who have been directly involved in the Buyer’s consideration and preparation for the transactions contemplated by this agreement, acting competently, professionally and collaboratively, would have become aware of, or being put on notice of, or being reasonably directed to a chain of enquiry into, the relevant fact, matter, circumstance or liability.

(b)	The Warranties are given subject to the disclosures or deemed disclosures described in clause 8.1(a). A Warranty will not be regarded as being untrue by reason of facts, matters or circumstances that have been disclosed or are deemed to have been disclosed under clause 8.1(a) and the Seller will have no liability under the Warranties to the extent that disclosure is made or is deemed to have been made against the Warranties under this clause 8.1.

(c)	The Buyer and the Buyer’s Guarantor must not make a Claim, and the Seller will not be in breach of a Warranty, if the facts, matters or circumstances giving rise to such Claim are disclosed or are deemed to have been disclosed under clause 8.1(a).

8.2	Awareness

Where a Warranty is given ‘to the best of the Seller’s knowledge’, or ‘so far as the Seller is aware’ or with a similar qualification as to the Seller’s awareness or knowledge, the Seller’s awareness is limited to and deemed only to include those facts, matters or circumstances only of which a Specified Executive is actually aware as at the Execution Date and immediately prior to Completion (if relevant).

8.3	No reliance

(a)	The Buyer and the Buyer’s Guarantor each represents and warrants to each Seller Group Member, that:

(i)	at no time has:

(A)	any Seller Group Member or any person on its behalf, made or given; or

(B)	any Buyer Group Member relied on,

any representation, warranty, promise or undertaking in respect of the future financial performance of prospects of the Target Entities or otherwise except those expressly set out in this agreement (including in the Warranties);

(ii)	it has not relied on anything other than the Warranties in agreeing to buy the Sale Shares and, in particular, no representations, warranties, promises, undertakings, statements or conduct in respect of the future financial performance or prospects of the Target Entities or otherwise have:

(A)	induced or influenced the Buyer or the Buyer’s Guarantor to enter into, or agree to any terms or conditions of, this agreement;

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(B)	been relied on in any way as being accurate by a Buyer Group Member;

(C)	been warranted to a Buyer Group Member as being true; or

(D)	been taken into account by the Buyer or the Buyer’s Guarantor as being important to its decision to enter into, or agree to any or all of the terms of, this agreement,

except those expressly set out in this agreement (including in the Warranties);

(iii)	it has entered into this agreement after a review of the Disclosure Materials;

(iv)	it has made, and it relies upon, its own searches, investigations, enquiries and evaluations in respect of the Business, except to the extent expressly set out in this agreement (including in the Warranties); and

(v)	on the basis of the due diligence enquiries carried out by the Buyer and the Buyer’s Guarantor, the Disclosure Materials and any other information of which it is aware at the Execution Date, neither the Buyer nor the Buyer’s Guarantor are aware, or have knowledge or belief, of any matter which is, or would with the passage of time become, a breach of any warranty or of any matter that may result in a Claim.

(b)	The Buyer and the Buyer’s Guarantor acknowledge that the Seller has agreed to sell the Sale Shares and enters into this agreement relying on the representations and warranties in this clause 8.3 and would not be prepared to sell the Sale Shares on any other basis.

8.4	Opinions, estimates and forecasts

(a)	The parties acknowledge that no Seller Group Member is under any obligation to provide any Buyer Group Member or its advisers with any information on the future financial performance or prospects of the Target Entities. If a Buyer Group Member has received opinions, estimates, projections, business plans, budget information, actuarial information or any form of forecasts in respect of the Target Entities, the Buyer and the Buyer’s Guarantor each acknowledge and agree that:

(i)	there are uncertainties inherent in attempting to make these estimates, projections, business plans, budgets, actuarial information and forecasts and the Buyer and the Buyer’s Guarantor are familiar with these uncertainties;

(ii)	the Buyer and the Buyer’s Guarantor are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, business plans, budgets, actuarial information and forecasts furnished to it; and

(iii)	the Seller is not liable under any Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets, actuarial information or forecasts in respect of the Target Entities.

(b)	Nothing in paragraph (a) limits or derogates from the representations and warranties of the Buyer and the Buyer’s Guarantor in clause 8.3 or the Seller’s reliance on those representations and warranties.

(c)	Without limiting paragraph (a), the Buyer acknowledges in respect of the Forecast Financial Information that:

(i)	actual results of the Target Entities are likely to vary from the Forecast Financial Information and such variation could potentially be materially positive or negative;

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(ii)	the Forecast Financial Information is not a guarantee of future performance of the Target Entities and involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are beyond the control of the Seller;

(iii)	the Seller cannot and does not give any assurance that the results or performance or achievements expressed in or implied by the Forecast Financial Statements will actually be achieved;

(iv)	events and outcomes are likely to differ in amount and timing from the assumptions on which the Forecast Financial Information is based, with a potentially material consequential impact on the Forecast Financial Information; and

(v)	the Forecast Financial Information is subject to various risk factors that could cause the Target Entities’ results to differ materially in a positive or negative way from the results expressed or anticipated in the Forecast Financial Information.

8.5	Maximum and minimum amounts

(a)	The Seller is not liable under a Claim unless the amount finally agreed or adjudicated to be payable in respect of that Claim:

(i)	exceeds $1,000,000; and

(ii)	either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims that satisfy clause 8.5(a)(i) exceeds $10,000,000,

in which event, subject to clauses 8.5(b), (c) and (d), the Seller is liable for so much of that amount which exceeds $1,000,000.

(b)	Subject to clause 8.5(c), the maximum aggregate amount that the Seller is required to pay in respect of:

(i)	all Claims (excluding Claims arising under the Title and Authority Warranties) whenever made is limited to an amount that is equal to 20% of the Total Purchase Price; and

(ii)	all Claims arising under the Title and Authority Warranties whenever made is limited to an amount that is equal to 100% of the Total Purchase Price.

(c)	For the avoidance of doubt, nothing in this clause 8.5 requires the Seller to pay more than an amount that is equal to 100% of the Total Purchase Price in respect of any and all Claims whenever made.

(d)	For the purposes of clause 8.5(a)(i):

(i)	Claims arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Warranty; and

(ii)	Claims of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as one Claim.

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(e)	For the purposes of this clause 8.5, the Australian dollar amount of a:

(i)	Warranty Claim that is denominated in New Zealand dollars shall be calculated by reference to the spot rate arising at the close of business at the date on which the Warranty Claim first arose as published by Bloomberg; and

(ii)	Warranty Claim that is denominated in Pounds Sterling shall be calculated by reference to the spot rate arising at the close of business at the date on which the Warranty Claim first arose as published by Bloomberg.

8.6	Time limits

The Seller is not liable under a Claim if:

(a)	the Buyer does not notify the Seller of the Claim in accordance with clause 9.1(a) within:

(i)	5 years after Completion in the case of a Tax Claim; and

(ii)	otherwise, 18 months after Completion in all other cases; and

(b)	within 6 months (or such longer period as may be agreed) of the date the Buyer is required to notify the Seller of the Claim under clause 9.1(a):

(i)	the Claim has not been agreed, compromised or settled; and

(ii)	the Buyer has not issued and served legal proceedings against the Seller in respect of the Claim.

8.7	Disposal of the Business

The Seller is not liable under a Claim to the extent that:

(a)	the Target Entities have ceased to be wholly owned subsidiaries, or the Target Entity in respect of which the Claim arises has ceased to be a wholly owned subsidiary, of the Buyer’s Guarantor; or

(b)	all or a majority of the Business, or the assets of the Target Entity in respect of which the Claim arises, has or have ceased to be owned and controlled by the Buyer’s Guarantor.

8.8	Recovery under other rights and reimbursement

(a)	The Seller is not liable under a Claim for any Loss that a Buyer Group Member or a Target Entity is, or would be but for this clause 8.8, entitled to recover, or be compensated for by any other means, from another source whether by way of contract or otherwise (including under a policy of insurance or from a Governmental Agency). In this clause 8.8 reference to entitlement to recover under a policy of insurance includes an entitlement that would have existed but for any change in the terms of insurance since immediately before Completion. The Buyer and the Buyer’s Guarantor must notify its insurers of this clause 8.8.

(b)	If, after the Seller has made a payment in respect of a Claim, a Buyer Group Member or a Target Entity recovers or is compensated for by any other means, any Loss that gave rise to the Claim, the Buyer must immediately pay to the Seller, as an increase in the Purchase Price, the lesser of:

(i)	the amount of the Loss that was recovered or compensated for; and

(ii)	the amount paid by the Seller in respect of the Claim.

8.9	No double claims

(a)	The Seller is not liable under a Claim for any Loss that a Buyer Group Member or a Target Entity recovers, or is compensated for, under a Transaction Agreement (other than this agreement).

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(b)	This clause 8.9 does not prevent the Buyer Group Member or Target Entity entitled to make a claim under a Transaction Agreement (other than this agreement) from commencing that claim. However, if for any reason more than one amount is paid in respect of the same Loss, the Buyer must procure that the additional amount is immediately repaid to one or more Seller Group Members nominated by the Seller so as to give full effect to clause 8.9(a).

8.10	Mitigation of loss

(a)	The Buyer must:

(i)	take, and procure that each other Buyer Group Member and each Target Entity takes, all reasonable actions to mitigate any Loss that may give rise to a Claim; and

(ii)	not omit, and procure that no other Buyer Group Member or Target Entity omits, to take any reasonable action that would mitigate any Loss that may give rise to a Claim.

(b)	If the Buyer does not comply with clause 8.10(a) and compliance with clause 8.10(a) would have mitigated the Loss, the Seller is not liable for the amount by which the Loss would have been reduced.

8.11	General limitations

The Seller is not liable under a Claim (including a Tax Claim) for any Loss that:

(a)	(provisions): has been included as a provision, allowance, reserve or accrual in the Completion Accounts or arises in respect of a matter that has been noted in the Completion Accounts;

(b)	(contingent losses): is a contingent Loss, unless and until the Loss becomes an actual Loss and is due and payable;

(c)	(pre Completion actions): arises from an act or omission by or on behalf of a Seller Group Member or a Target Entity before Completion that was done or made:

(i)	with the consent of a Buyer Group Member; or

(ii)	at the direction or instruction of a Buyer Group Member;

(d)	(post Completion conduct): arises from anything done or not done after Completion by or on behalf of a Buyer Group Member or a Target Entity, including:

(i)	in reliance on this agreement or to satisfy an obligation under this agreement of the Buyer or the Buyer’s Guarantor (including under clause 8.10);

(ii)	to satisfy an obligation under any legislation, regulations or judicial or governmental requirement in force as at Completion;

(iii)	to satisfy an obligation under any contract to which a Target Entity is a party as at Completion; or

(iv)	in connection with the post-Completion matters set out in clauses 3(d) or 3(e) of Schedule 4.

(e)	(promoted claims): arises from a Third Party Claim that is attributable to anything done or not done after Completion by or on behalf of a Buyer Group Member or a Target Entity that was calculated or intended to cause the Third Party Claim to be made;

(f)	(breach of law or contract): could only have been avoided by a Seller Group Member breaching its obligations at law or under a Transaction Agreement (provided that such action was not caused because of a breach by a Seller Group Member of its obligations at law or under a Transaction Agreement);

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(g)	(change of law or interpretation): arises from:

(i)	the enactment or amendment of any legislation or regulations;

(ii)	a change in the judicial or administrative interpretation of the law; or

(iii)	a change in the practice or policy of any Governmental Agency,

after the Execution Date, including legislation, regulations, amendments, interpretation, practice or policy that has a retrospective effect;

(h)	(change in accounting policy): would not have arisen but for a change after Completion in any accounting policy or practice of a Buyer Group Member or a Target Entity that applied before Completion unless the change is to bring the accounting principles or practices into line with the generally accepted accounting principles and practices in the jurisdiction of the business of the Target Entity in relation to the business of the type carried on by the Target Entities;

(i)	(change of Business): arises out of the cessation or material alteration of the Business after Completion;

(j)	(legal costs): if it is a legal cost, is not a reasonable legal cost;

(k)	(consequential loss): is special loss or damage, indirect loss or damage or consequential loss or damage;

(l)	(loss of profits): is loss of profits, loss of business opportunities or costs or expenses incurred to remedy the breach that is the basis of the Claim;

(m)	(remediable loss): is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 30 Business Days after the Seller receives written notice of the Claim under clause 9.1(a);

(n)	(inconsistent position): arises from a Target Entity taking a position in relation to the application of a Tax Law that is inconsistent with the position taken by that Target Entity before Completion (including any position adopted in relation to the preparation of any return for any Target Entity for any period ending on or before Completion or in relation to the calculation of any reserve or provision relating to Tax or Duty in the Completion Accounts), unless the Target Entity is reasonably required to adopt an inconsistent position to comply with a Tax Law, that has been agreed with the Seller, such agreement not to be unreasonably withheld;

(o)	(failure to take action): arises from a Target Entity’s failure to take any action after Completion required by, or that should reasonably be taken under, any applicable Tax Law in relation to any Tax or Duty (including any failure to take any such action within the time allowed); or

(p)	(action contrary to Completion Accounts): arises from a failure by a Buyer Group Member or a Target Entity to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was taken into account or assumed in computing the provision for Tax in the Completion Accounts.

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8.12	Other limitations

(a)	If:

(i)	an accrual, allowance, provision or reserve in the Completion Accounts in respect of a Tax exceeds the actual liability in respect of that Tax and that liability has been finally satisfied; or

(ii)	an entitlement to any Tax Relief that is shown as an asset in the Completion Accounts is understated and the benefit referable to the amount of the understatement has been actually obtained by a Target Entity, then the Seller’s liability in respect of any Claims shall be reduced by the amount of the actual excess or actual understatement (as applicable).

(b)	If a Target Entity takes a position in relation to the application of a Tax Law that is inconsistent with the position taken by that Target Entity before Completion, the Buyer must notify the Seller of the change specifying the circumstances of the inconsistent position, at least 21 days before the Target Entity adopts it, and must be reasonably agreed with the Seller.

8.13	Impact of limitations

Subject to clauses 8.15 and 8.16 but notwithstanding any other provision of this agreement, the Seller will be liable for any Claim to the extent that such Claim is caused by the fraud or wilful misconduct by or on behalf of a Seller Group Member or by a Target Entity prior to Completion.

8.14	Buyer benefits

In assessing any Loss recoverable by the Buyer as a result of any Claim, there must be taken into account any benefit accruing to the Buyer Group (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law obtained or obtainable by the Buyer Group in the financial year in which the Loss arises and any amount by which any Tax for which the Buyer Group is or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter that gives rise to that Claim.

8.15	Sole remedy

(a)	It is the intention of the parties that the sole remedies of the Buyer and Buyer’s Guarantor in connection with the Sale will be as set out in, or determined under, the Transaction Agreements, and that no other Buyer Group Member, Target Entity nor any of their respective officers, employees or advisers will have any recourse or right to make a claim against any Seller Group Member or its current or former officers or employees or any Seller Group Representative or Adviser in connection with the Sale.

(b)	No Seller Group Member has any liability to a Buyer Group Member or Target Entity:

(i)	in connection with the Sale or the matters the subject of this agreement or the Disclosure Materials; or

(ii)	resulting from or implied by conduct made in the course of communications or negotiations in respect of the Sale or the matters the subject of this agreement or the Disclosure Materials,

under a Claim unless the Claim may be made under the terms of this agreement or arises out of a statutory right or other claim that cannot be excluded by contract.

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(c)	The Buyer must not, and must procure that each Target Entity and other Buyer Group Member does not, make a Claim:

(i)	that the Buyer or the Buyer’s Guarantor would not be entitled to make under the Transaction Agreements or that is otherwise inconsistent with the Buyer’s or the Buyer’s Guarantor’s entitlement to make a Claim under this agreement (or a Transaction Agreement);

(ii)	against a Seller Group Member (other than the Seller) or any of its current or former officers or employees; or

(iii)	against any Seller Group Representative or Adviser,

and the Buyer and the Buyer’s Guarantor each acknowledge that to do so would be to seek to circumvent the parties’ intention expressed in clause 8.15(a).

(d)	For the avoidance of doubt, nothing in this clause 8 restricts or otherwise limits the ability of a Buyer Group Member to make a Claim in relation to a Reliance Report.

8.16	Statutory actions

To the maximum extent permitted by law, each of the Buyer and the Buyer’s Guarantor agrees not to make and waives any right it might have to make any Claim against a Seller Group Member or any of its current or former officers or employees or any Seller Group Representative or Adviser, whether in connection with this agreement, the Sale or otherwise, under:

(a)	Part 7.10 of the Corporations Act;

(b)	the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(c)	the Australian Consumer Law (as contained in Schedule 2 of the Competition and Consumer Act 2010 (Cth) and equivalent State and Territory fair trading legislation;

(d)	the Fair Trading Act 1986 (NZ); and

(e)	Part 2 of the Financial Markets Conduct Act 2013 (NZ),

or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws.

8.17	Payments affecting the Total Purchase Price

(a)	Any payment made by a Seller Group Member to a Buyer Group Member or a Target Entity in respect of any Claim will be in reduction of the Total Purchase Price.

(b)	Any payment (including a reimbursement) made by a Buyer Group Member or a Target Entity to a Seller Group Member in respect of any Claim will be an increase in the Total Purchase Price.

8.18	Independent limitations

Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation.

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9	Procedures for dealing with Claims

9.1	Notice of Claims

(a)	(Actual Claims) The Buyer must as soon as reasonably practicable notify the Seller if:

(i)	the Buyer or the Buyer’s Guarantor decides to make a Claim against the Seller that either alone or together with other Claims exceeds the applicable thresholds set out in clause 8.5(a); or

(ii)	a Third Party Claim or Tax Demand is made that may give rise to a Claim against the Seller.

(b)	(Details required) The Buyer must include in each notice given under clause 9.1(a) all relevant details (including the amount) then known to a Buyer Group Member or a Target Entity of:

(i)	the Claim and, if applicable, any other Claims that together with the Claim give rise to the applicable thresholds in clause 8.5(a) being exceeded;

(ii)	if applicable, the Third Party Claim or Tax Demand; and

(iii)	the events, matters or circumstances giving rise to the Claim.

(c)	(Extracts) The Buyer must also include in each notice given under clause 9.1(a) an extract of:

(i)	any part of a Demand (including a Tax Demand) that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Demand to which the Claim relates; and

(ii)	if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency that specifies the basis for the Demand to which the Claim relates or other evidence of that basis.

(d)	(Demands) The Buyer must provide a copy of any document referred to in clause 9.1(c) to the Seller as soon as practicable and in any event within 5 days after receipt of that document by a Buyer Group Member or a Target Entity.

(e)	(Developments) The Buyer must also, on an on-going basis, keep the Seller informed of all material developments in relation to the Claim notified under clause 9.1(a).

(f)	(Compliance) If the Buyer does not substantially comply with this clause 9 in respect of a Claim, the Seller is not liable under the Claim to the extent that the non-compliance has increased the amount of the Claim.

(g)	(Privilege) For the avoidance of doubt, nothing in this clause 9 obliges any Buyer Group Member to waive legal professional privilege.

9.2	Third Party Claims

The following additional obligations apply in respect of the Third Party Claims.

(a)	(No admission) The Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(i)	accept, compromise or pay;

(ii)	agree to arbitrate, compromise or settle; or

(iii)	make any admission or take any action in relation to,

a Third Party Claim that may lead to liability on the part of the Seller under a Claim without the Seller’s prior written approval.

(b)

(Defence of claim) Following receipt of a notice under clause 9.1(a) in respect of a Claim that arises from or involves or could potentially involve a Third Party Claim, the Seller may, by giving written notice to the Buyer no later than 30 Business Days after the receipt

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of a notice under 9.1(a), assume the conduct of the defence of the Third Party Claim provided that, in the opinion of the Buyer, acting reasonably, the subject matter of the Third Party Claim would not materially harm the goodwill, reputation, affairs or operation of any Buyer Group Member or any member of the Target Entity Group.

(c)	(Seller assumes conduct) Subject to paragraph (b), if the Seller advises the Buyer that it wishes to assume the conduct of the defence of the Third Party Claim:

(i)	(indemnity) provided that the Seller provides the Buyer with an indemnity against all reasonable, direct Loss that may result from such action, the Buyer must promptly take, and must procure that each Buyer Group Member and Target Entity promptly takes, all action reasonably requested by the Seller to avoid, contest, compromise or defend the Third Party Claim, including using professional advisers nominated by the Seller for this purpose;

(ii)	(access) the Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Seller with all reasonable assistance requested by it in relation to the Third Party Claim, including providing access to witnesses and documentary or other evidence relevant to the Third Party Claim, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Seller Group Members and the Target Entities.

(d)	(Conduct of claim by Seller) Subject to paragraph (b), if the Seller assumes the conduct of the defence of a Third Party Claim, in conducting any proceedings or actions in respect of that Third Party Claim the Seller must:

(i)	act in good faith;

(ii)	liaise with the Buyer in relation to the defence of the Third Party Claim; and

(iii)	provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim.

(e)	(Buyer assumes conduct) If the Seller advises the Buyer that it does not wish to assume the conduct of the defence of the Third Party Claim, then the Buyer must procure that any Buyer Group Member or Target Entity that is conducting any proceedings or actions in respect of that Third Party Claim:

(i)	acts in good faith;

(ii)	liaises with the Seller in relation to the defence of the Third Party Claim;

(iii)	provides the Seller with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and

(iv)	acts reasonably in all the circumstances, including, having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the business of the Seller Group.

9.3	Tax Demands

The following additional obligations apply in respect of Claims arising from or involving a Tax Demand.

(a)	(No admission) The Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(i)	accept, compromise or pay,

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(ii)	agree to arbitrate, compromise or settle; or

(iii)	make any admission or take any action in relation to,

a Tax Demand that may lead to liability on the part of the Seller under a Claim without the prior written approval of the Seller (which must not be unreasonably withheld or delayed). However, a Buyer Group Member or a Target Entity may pay any Tax or Duty to a Governmental Agency by the due date for payment without affecting any of the Buyer’s rights under this agreement.

(b)	(Payment if not contesting a Tax Demand) If the Seller does not advise the Buyer that it wishes to contest the Tax Demand within 10 Business Days of receipt of the notice referred to in clause 9.1 then the Seller must pay in Immediately Available Funds and as a reduction in the Total Purchase Price the amount notified by the Buyer by the later of:

(i)	2 Business Days before the due date for payment to the Governmental Agency; or

(ii)	10 Business Days after receipt of the notice given by the Buyer under clause 9.1.

(c)	(Contesting a Tax Demand) Following receipt of a notice under clause 9.1 in respect of a Claim that arises from or involves a Tax Demand, the Seller may, by written notice to the Buyer advise the Buyer within 10 Business Days of receipt of the notice referred to in clause 9.1 that it wishes to contest the Tax Demand.

(d)	(Procedure for contesting a Tax Demand) If the Seller advises the Buyer that it wishes to contest the Tax or Duty the subject of the Tax Demand under clause 9.3(c):

(i)	(Payment of Tax) the Seller must pay the Buyer, in Immediately Available Funds and as a reduction in the Total Purchase Price, so much of the Tax or Duty as is required by the relevant Governmental Agency to be paid while any action is being taken under this clause 9.3 by the date that is the later of 2 Business Days before the due date for payment to the Governmental Agency and 10 Business Days after receipt of the notice given by the Buyer under clause 9.1; and

(ii)	(Objection to Tax Demand or Disputing Action) at the Seller’s written request, the Buyer must take, or procure that the person required to pay the Tax or Duty (Tax Payor) takes such Disputing Action in a timely manner in relation to the Tax Demand as the Seller may reasonably require.

(e)	(Conduct of proceedings by the Seller) If the Seller contests the Tax or Duty the subject of a Tax Demand then the Buyer must follow, and must procure that each Buyer Group Member and Target Entity follows, all reasonable directions of the Seller relating to the conduct of any Disputing Action contemplated by this clause 9.3(e), including using professional advisers nominated by the Seller. In making any such directions, the Seller must:

(i)	act in good faith;

(ii)	liaise with the Buyer in relation to conduct of Disputing Action contemplated by this clause 9.3(e); and

(iii)	provide the Buyer with reasonable access to a copy of any notice, correspondence of other document relating to that Disputing Action.

(f)

(Access) The Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Seller with all reasonable assistance requested by it in relation to the Tax Demand and the Disputing Action contemplated by this clause 9.3 including providing, at the Seller’s cost, access to witnesses and documentary or other evidence

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relevant to the Tax Demand or the Disputing Action, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members and the Target Entities.

10	Tax Indemnity

(a)	The Seller indemnifies the Buyer for any Loss that a Buyer Group Member or a member of the Target Group pays, suffers, incurs or is liable for under or in relation to the amount of any Tax or Duty payable by a member of the Target Entity Group, to the extent that Tax or Duty:

(i)	relates to any period, or part period, up to and including Completion;

(ii)	relates to a failure by a Target Company to comply with a Tax Law prior to Completion;

(iii)	arises as a result of entry into this agreement or Completion (other than any Duty to be paid by the Buyer under clause 18.1); or

(iv)	arises in connection with the completion of the restructuring steps set out in Schedule 20.

(b)	The limitations on Claims in clauses 8.5(a) and 8.11(c), (d) and (f) do not apply in relation to a Claim made by the Buyer under paragraph (a).

11	Buyer Warranties

11.1	Buyer Warranties

The Buyer and the Buyer’s Guarantor jointly and severally give the Buyer Warranties in favour of the Seller on the Execution Date and the Buyer Warranties will be deemed to be repeated immediately before Completion.

11.2	Independent Warranties

Each of the Buyer Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

11.3	Reliance

The Buyer and the Buyer’s Guarantor respectively acknowledge that the Seller and the Seller’s Guarantor have entered into this agreement and will complete this agreement in reliance on the Buyer Warranties.

11.4	Survival

Each Buyer Warranty will remain in full force and effect after Completion and a Claim by the Seller with respect to a Buyer Warranty is not limited to breaches identified prior to Completion.

12	Tax returns and Tax audits

12.1	Tax returns relating to periods ending before Completion

The Buyer is responsible for preparing and lodging with the appropriate Tax Authority all returns required to be lodged by any Target Entity in relation to the Tax affairs of that Target Entity for any period ending on or before Completion that have not been prepared and lodged on or before Completion. For avoidance of doubt, this clause 12.1 does not apply to returns referred to in clause 12.7, which the Seller has the obligation to lodge.

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12.2	Assistance from Seller

The Seller must provide to the Buyer (at the Buyer’s expense) all information and assistance reasonably required by the Buyer in connection with the preparation of the returns referred to in clause 12.1.

12.3	Tax returns relating to period ending after Completion

The Buyer is responsible for preparing and lodging with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of the Target Entities in relation to any period ending after Completion. For avoidance of doubt, this clause 12.3 does not apply to returns referred to in clause 12.7, which the Seller has the obligation to lodge.

12.4	Review of Returns

In relation to any returns lodged under clause 12.1 or 12.3, the Buyer will provide a draft copy of that return to the Seller, for review, if the lodging of that return will give rise to a Tax Claim. The Buyer will not lodge the return until the Seller has given consent, which the Seller will not unreasonably withhold.

12.5	Assistance from Seller

The Seller must provide to the Buyer (at the Buyer’s expense) all information and assistance reasonably required by the Buyer in connection with the preparation of any returns referred to in clause 12.3 which relates to, or requires consideration of, any event, circumstance or transaction that occurred or existed before Completion.

12.6	Tax audits

If after Completion any audit in relation to the Tax affairs of any Target Entity is commenced that relates in whole or in part to the period before Completion then the Buyer and the Seller must give each other all reasonable assistance in relation to that audit, the costs of which are to be shared equally by the Buyer and the Seller.

12.7	Tax Consolidation Information

The Buyer will provide all Target Entity information required to be included in the Seller’s tax consolidated income tax return for the income year in which Completion occurs and for any prior income year for which the information for that year is outstanding as at Completion. This information will be provided within 2 months after Completion.

12.8	Disclosure to Governmental Agency

(a)	Except in relation to the preparation of the returns described in clauses 12.1 and 12.3, the parties agree that it is the intention for the Seller to have the right to determine, control and where appropriate participate in the disclosure (including manner of disclosure) of any material or information to a Governmental Agency and any other dealings with the Governmental Agency in relation to Tax to the extent such disclosure or other dealings is in respect of any event, act, matter or transaction or amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Completion (Pre Completion Tax Event), provided that the Buyer Group Members and Target Entities shall have the right to disclose or otherwise deal with Governmental Agencies to the extent required by law.

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(b)	Without limiting clause 12.8(a), from and after Completion, the Buyer agrees that it will, and will procure that each Target Entity and Buyer Group Member will:

(i)	not disclose any information or material to a Governmental Agency in relation to a Pre Completion Tax Event without the prior written consent of the Seller (which consent will not be unreasonably withheld or delayed), except as required by law;

(ii)	not make any admission of liability, or any agreement, compromise or settlement with a Governmental Agency in relation to a Pre Completion Tax Event without the prior written consent of the Seller (such approval not to be unreasonably withheld or delayed); and

(iii)	promptly provide the Seller with copies of any correspondence with, or material provided to or by, a Governmental Agency and keep the Seller informed of any oral discussions with a Governmental Agency in relation to a Pre Completion Tax Event.

12.9	Tax Demands

If the Buyer provides a notice under clause 9.1 in respect of a Claim that arises from or involves a Tax Demand, then at all times from the date of receipt of that notice the provisions of clause 9.3 will apply to that Tax Demand or the Tax or Pre Completion Tax Event the subject of that Tax Demand and not this clause 12.

13	Period after Completion

13.1	Appointment of proxy

(a)	From Completion with respect to the relevant Sale Shares in accordance with Schedule 4, until the relevant Sale Shares are registered in the name of the Buyer, the Seller must:

(i)	appoint the Buyer as the sole proxy of the holders of the relevant Sale Shares to attend shareholders’ meetings and exercise the votes attaching to the relevant Sale Shares;

(ii)	not attend and vote at any shareholders’ meetings;

(iii)	take all other actions in the capacity of a registered holder of the relevant Sale Shares as the Buyer directs.

13.2	Access to records by Seller

(a)	The Buyer must procure that, for the purposes of clause 13.2(b), all relevant Business Records are preserved in respect of the period ending on the Completion Date until the later of:

(i)	6 years from the Completion Date; and

(ii)	any date required by an applicable law.

(b)	After Completion the Buyer must, on reasonable notice from the Seller:

(i)	provide the Seller and its advisers with reasonable access to the Business Records and allow the Seller to inspect and obtain copies or certified copies of the Business Records at the Seller’s expense; and

(ii)	provide the Seller and its advisers with reasonable access to the personnel and premises of the Buyer Group Members and the Target Entities,

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for the purpose of assisting the Seller Group Members to prepare tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax, Duty or other legal requirements or to conduct legal or arbitration proceedings.

(c)	The Seller must reimburse the Buyer for its reasonable costs in retrieving any Business Records and making personnel and premises available under this clause 13.2.

(d)	No Buyer Group Member is obliged to waive legal professional privilege. The Seller must comply with any reasonable steps requested by the Buyer to preserve confidentiality.

(e)	The Buyer agrees that the Seller may retain copies of any Business Records that it may require to enable it to comply with any applicable law after the Completion Date.

13.3	Branding and phase out

(a)	Subject to the Buyer complying with clause 13.3(b), on and from the date that is six months after completion of the Underwriting Sale Agreement, the Buyer must not, and must ensure that each Buyer Group Member and Target Entity does not, use any trade mark, logo (either on its own or in combination with other material) get up or business, domain or company name containing any of:

(i)	the expressions ‘Wesfarmers’, ‘WI’, ‘Lumley’, ‘Lumley Premium Funding’ and ‘Lumley Finance’;

(ii)	a Seller Trade Mark; or

(iii)	any word, expression, letter, name, logo or mark that is similar to or likely to be confused with an expression in clause 13.3(a)(i) or a Seller Trade Mark,

(together, the Phase Out Marks), including in any form that a Target Entity has used before Completion.

(b)	During the period referred to in clause 13.3(a), the Buyer must demonstrate that it is using reasonable endeavours to avoid, or minimise the extent of, the use (including by commencing a roll out of rebranded promotional materials and offers and similar documents) and the Target Entities are not using the Phase Out Marks in a manner inconsistent with their use before Completion

(c)	The Buyer must immediately discontinue, and procure that each Target Entity discontinues, any use referred to in clause 13.3(a) if such use would breach any law or if the breach gives rise to an offence under any law.

(d)	Before Completion the Seller may procure that each Target Entity signs a letter in the form of Schedule 15 in which it acknowledges and agrees that any express or implied licences that exist at the Execution Date, granted by the Seller or any Seller Group Member to that Target Entity to use the Seller Trade Marks, will terminate immediately on Completion.

(e)	On and from Completion, the Seller must not, and must ensure that each Seller Group Member does not, use in any way the Excluded Trade Marks.

(f)	The Buyer acknowledges and agrees that it is intended that no Target Entity holds any right, title or interest in any Excluded Trade Marks from Completion, and the Buyer and the Seller will each take all necessary steps to ensure that trade mark registrations and cancellations for the Excluded Trade Marks are cancelled or withdrawn (as the case may be) as soon as practicable after Completion.

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(g)	The Seller and the Buyer agree and acknowledge that:

(i)	Upon completion of the Underwriting Sale Agreement, under the terms of that agreement, a Seller (or its nominated Seller Group Member) may register and use the domain names lumleyfinance.com or lumleyfinance.com.au (each, a Transitional Domain Name) for a period of 6 months from completion under the Underwriting Sale Agreement, provided that such use is not inconsistent with its use before completion under the of the Underwriting Sale Agreement. The right of a relevant Target Entity to use a Transitional Domain Name during that period:

(A)	is a licence with the Seller (or its nominated Seller Group Member who is the registered holder); and

(B)	is limited to the extent that any use of a Transitional Domain Name is not inconsistent with its use before completion under the of the Underwriting Sale Agreement. The Buyer must not, and must procure that the Target Entities or any of the Buyer’s Related Bodies Corporate do not, use the Transitional Domain Names in a manner inconsistent with its use before completion under the of the Underwriting Sale Agreement.

(ii)	Upon the date which is no later than 5 months after the date of completion of the Underwriting Sale Agreement, the Seller has the right to notify the Buyer:

(A)	that it will transfer, or procure the transfer of, each Transitional Domain Name from the relevant Seller Group Member to Insurance Australia Group Limited (or its nominee), by the date that is 6 months after the date of completion of the Underwriting Sale Agreement; or

(B)	that the Seller is not required to transfer, or procure the transfer of, each Transitional Domain Name to Insurance Australia Group Limited (or its nominee), in which case, the licence under clause 13.3(g)(i) will terminate on the date that is 6 months from the date of completion of the Underwriting Sale Agreement. The Seller shall then use the Transitional Domain Names for a further period of 12 months, commencing from the date that is 6 months from the date of completion of the Underwriting Sale Agreement, as follows:

(1)	solely for the purpose of redirecting website and email traffic to the Buyer’s rebranded website for its premium funding business, the form of which will be determined at the discretion of the Seller; and

(2)	at the expiration of a period of no later than 18 months from the date of completion of the Underwriting Sale Agreement, the Seller shall deregister the Transitional Domain Name;

(iii)

Under the terms of the Underwriting Sale Agreement, the Seller has the right to request Insurance Australia Group Limited, for a period of 18 months from completion of the Underwriting Sale Agreement, to procure that any active website which Insurance Australia Group Limited, its Related Bodies Corporate or the target entities (as that term is defined under the Underwriting Sale Agreement) hold or control which is accessible via a domain name which includes the word ‘LUMLEY’, maintains any ‘Lumley Finance’ tab which existed immediately before completion of the Underwriting Sale Agreement, and provides for the tab to click through to a page which includes only a notice (in a form agreed by the Seller) in a reasonably prominent font size and position, to the effect that the premium funding business is now owned by the Buyer, and

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providing contact details for the Buyer and a hyperlink to the Buyer’s designated website. The Seller accepts no responsibility for non-compliance by Insurance Australia Group Limited in respect of any request made. The Seller agrees with the Buyer that it will use reasonable endeavours (which, for the avoidance of doubt, does not include taking any legal proceedings or cause of action against Insurance Australia Group Limited or its Related Bodies Corporate) to enforce any rights that the Seller has under the terms of the Underwriting Sale Agreement in respect of this clause 13.3(g)(iii).

(iv)	If the Seller notifies the Buyer that each Transitional Domain Name is to be transferred to Insurance Australia Group Limited or its nominee in accordance with clause 13.3(g)(ii)(A), the Seller will use reasonable endeavours to procure Insurance Australia Group Limited to arrange for the following associated with each of the Transitional Domain Names, from the date of transfer until 18 months after the date of completion of the Underwriting Sale Agreement:

(A)	each Transitional Domain Name will continue to be registered;

(B)	the website associated with each Transitional Domain Name include:

(1)	a notice advising internet users that the relevant premium funding business now has a new website; and

(2)	a hyperlink redirecting internet users to a website nominated by the Seller to Insurance Australia Group,

each in a form agreed by the Seller with Insurance Australia Group, and in a reasonably prominent font size and position.

(v)	To the extent that completion of the Underwriting Sale Agreement does not occur, references to time commencing from or within a certain time period of completion of the Underwriting Sale Agreement in this clause 13.3(g) shall be read as Completion of this agreement.

13.4	Insurance policies in respect of Target Entities

With the exception of the insurance policies listed in Schedule 18, the Buyer acknowledges that on and from Completion, all other current insurance policies effected by the Seller (or a Seller Group Member) in respect of each Target Entity in its capacity as the insured will terminate and will no longer remain in force and effect. The Buyer may therefore choose to replace these insurance policies with effect from Completion. The Buyer is responsible for all insurances from the time of Completion. There will be no transition insurances for the Target Entity Group.

13.5	Extension of claims reporting period

The Seller must procure that In respect of any contract of directors’ and officers’ liability or professional indemnity insurance:

(a)	that is held by the Seller or any Target Entity and written on a claims made basis; and

(b)	under which any Target Entity or any director or officer of any Target Entity is insured,

the Seller must procure insurance for an extended reporting period as follows of:

(c)	in the case of directors’ and officers’ liability insurance, 7 years from Completion; and

(d)	in the case of professional indemnity insurance, 3 years from Completion,

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applies to the reporting of claims and circumstances that were unknown at the time of completion and have arisen out of or in connection with any fact, matter or circumstance occurring in relation to any Target Entity or any director or officer of any Target Entity before Completion.

The parties acknowledge and agree that in the case of professional indemnity insurance:

(e)	the extended reporting period must be put in place by the Seller on or prior to 30 June 2014; and

(f)	between Completion and 30 June 2014, the parties will work in good faith to consider whether an alternative insurance solution to an extended reporting period is available on a more cost efficient basis to provide the Buyer and the Target Entities with the same benefit as an extended reporting period.

13.6	Insurance claims

If any Target Entity is entitled after Completion to make claims in relation to the period before Completion under any contract of insurance held by the Seller:

(a)	the Seller must, upon receipt from the Buyer or any Target Entity of the details of any claim which may be made under the relevant policy and at the expense of the Buyer, deal with that claim in a prompt and diligent manner and in compliance with any reasonable requirements of the Buyer or the Target Entity; and

(b)	the Buyer must procure that any information in the possession of the Buyer or the Target Entity relevant to any claim referred to in clause 13.6(a) is promptly provided to the Seller.

14	Protection of Business

14.1	Non-Compete

During the Restricted Period, the Seller must not, and must procure that each other Seller Group Member does not:

(a)	engage in or conduct a Protected Business; or

(b)	have any material direct or indirect ownership interest in any Protected Business, (including any material direct or indirect right by exercise of which the Seller Group Member has an interest in any Protected Business that has a similar economic effect as ownership), including as shareholder, member, unitholder, beneficiary or partner.

14.2	No solicitation of customers and Employees

During the Restricted Period, the Seller must not, and must procure that each other Seller Group Member does not:

(a)	approach any person who is at Completion or was during the 2 year period before Completion a customer of the Target Entity Group for the purpose of obtaining that person as a customer for services of the type provided by a member of the Target Entity Group at Completion; or

(b)	approach, induce or encourage any person whom the Seller is aware is an Existing Employee or Seller Group Employee occupying a senior position, for the purpose of recruiting that person. This restriction does not apply where a person responds to an advertisement published by a Seller Group Member that is targeted to a wide audience of potential applicants.

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14.3	Severability

If any part of an undertaking in this clause 14 is unenforceable it may be severed without affecting the remaining enforceability of that or the other undertakings.

14.4	Definitions

The meanings of the terms used in this document are set out below.

Protected Business means any business that:

(a)	is the same or substantially the same as the Business as at Completion; and

(b)	competes directly or indirectly in the Restricted Area with the Business as carried out at Completion.

Restricted Area means:

(a)	Australia, New Zealand and the United Kingdom;

(b)	Australia and New Zealand;

(c)	Australia and the United Kingdom;

(d)	Western Australia, New South Wales, Victoria, Queensland, New Zealand and the United Kingdom;

(e)	Western Australia, New South Wales, Victoria, New Zealand and the United Kingdom;

(f)	New South Wales, Victoria, New Zealand and the United Kingdom;

(g)	Western Australia, New South Wales, Victoria, Queensland and New Zealand;

(h)	Western Australia, New South Wales, Victoria and New Zealand;

(i)	New South Wales, Victoria and New Zealand;

(j)	Western Australia, New South Wales, Victoria and Queensland;

(k)	Western Australia, New South Wales and Victoria;

(l)	New South Wales and Victoria.

Restricted Period means the period from Completion up to the expiration of:

(a)	3 years from the Completion Date;

(b)	2 years from the Completion Date;

(c)	1 year from the Completion Date; and

(d)	6 months from the Completion Date.

Retained Business means the following businesses carried on by any Seller Group Member (including the Wesfarmers Insurance Underwriting Business for so long as it is a part of the Seller Group, but excluding the Target Entities):

(a)	any business carried on by the Wesfarmers Insurance Underwriting Business;

(b)	any business carried on by Seller Group Members as an authorised representative and/or referrer for the Wesfarmers Insurance Underwriting Business under an arrangement that is in effect, or is contemplated, as at the Execution Date;

(c)	any business carried on by any Seller Group Member as authorised representative, referrer or agent for any insurance provider in relation to ‘white label’ insurance products, whether before or after Completion;

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(d)	any business carried on by any Seller Group Member:

(i)	in relation to the provision of credit;

(ii)	as an Authorised Deposit-taking Institution; or

(iii)	involving the provision of financial services that are incidental or complementary to its primary business (so long as that primary business is not an insurance broking or premium funding business), whether before or after Completion; and

(e)	any business carried on by any Seller Group Member in relation to the insurance arrangements of the Seller Group (including self-insurance, captive insurance and externally sourced insurance for the purpose of managing the risks of the Seller Group).

Wesfarmers Insurance Underwriting Business means the business conducted by Wesfarmers Insurance Pty Ltd (ACN 105 421 403) and its subsidiaries as at the Execution Date other than Lumley Finance (N.Z.) Limited.

14.5	Acknowledgments

The Seller acknowledges that:

(a)	all the prohibitions and restrictions contained in this clause 14 are reasonable in the circumstances and necessary to protect the goodwill of the Business as at the Completion Date; and

(b)	damages alone would not be adequate to compensate the Buyer for any breach by the Seller of this clause 14 and agrees that:

(i)	without limiting the relief that the Buyer is entitled to seek, the Buyer may seek an injunction if the Seller is in breach or threatens to breach, or if the Buyer reasonably believes that the Seller will breach the provisions of this clause 14; and

(ii)	the Seller will not make any submission or contention in any proceeding at which the Buyer seeks an injunction in relation to any breach, or any alleged, threatened or apprehended breach, of this clause 14 to the effect that granting an injunction is not appropriate because the payment of damages alone would be adequate to compensate the Buyer.

14.6	Public holding and Retained Business

Nothing in this clause 14 in any way restricts a Seller Group Member from:

(a)	holding 5% or less of the voting shares of a company whose shares are listed on a stock exchange; or

(b)	directly or indirectly engaging in or being involved in the Retained Business.

14.7	Acquisitions

With the exception of clause 14.2 which applies in relation to any relevant company or acquired business referred to in this clause 14.7, nothing in this clause 14 prohibits a Seller Group Member from acquiring a controlling interest in:

(a)	any other company (in this clause 14.7, a relevant company) being a company that is itself or that has a subsidiary that is directly or indirectly engaged in, conducts or is concerned or interested in a Protected Business, so long as the Seller Group Member did not have any interest in the relevant company as at the Execution Date, provided that the Protected Business comprises less than 10% of either the earnings before interest and tax or revenues of the relevant company as set out in the most recent full fiscal year financial statements of the relevant company at the time of acquisition; or

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(b)	any business (in this clause 14.7 an acquired business) that involves a Protected Business, so long as the Seller Group Member did not have any interest in the acquired business as at the Execution Date and the Protected Business comprises less than 10% of either the earnings before interest and tax or revenues of the acquired business as set out in the most recent full fiscal year financial statements of the acquired business at the time of acquisition, nor prohibits any Seller Group Member from continuing to carry on the business of the relevant company or the acquired business provided that the Seller must procure that the relevant Seller Group Member does not take active steps to materially increase the nature or scale of the Protected Business that existed at the time that it acquired the relevant company or acquired business, as the case may be.

14.8	Change of control – Seller

If:

(a)	a company that is not a Seller Group Member as at the Completion Date (in this clause 14.8 an acquirer) acquires a controlling interest in the Seller following the Completion Date; and

(b)	the acquirer, or any Related Body Corporate of the acquirer that was not a Seller Group Member as at the Completion Date (acquirer group member), is engaged in, conducts or is concerned or interested in any business or activity that competes with the Business as carried on at Completion (acquirer’s business), then nothing in this clause 14 prohibits the acquirer from acquiring the controlling interest in the Seller nor prohibits the acquirer or any acquirer group member from continuing to carry on the acquirer’s business or any other activity.

15	Employees

15.1	Existing employees

The Buyer acknowledges and agrees that it will procure that those Target Entities which employ Existing Employees will, on and from Completion, comply in comparable respects with the terms of the existing contracts of employment pursuant to which the Existing Employees are employed at the time immediately before Completion. However, to the extent that any terms of the existing contracts are conditional upon the Target Entity being a member of the Seller Group, the Buyer will make available alternative or different terms, provided that the terms, considered on an overall basis, remain no less favourable than the terms of the existing contracts of employment.

15.2	Offer of employment to Seller Group Employees

(a)	The Seller must use reasonable endeavours to procure that each employee employed by a Seller Group Member in connection with the Business listed in Schedule 19 becomes employed by a Target Group Entity before Completion pursuant to offers of employment consistent with clauses 15.2(b)(i) to 15.2(b)(iii) (inclusive).

(b)	If the Seller Group Employees have not already become employed by a Target Entity before Completion, the Seller and the Buyer must work cooperatively to ensure that offers of employment are made to the Seller Group Employees by a Target Entity:

(i)	for a position that is substantially similar to or superior to the existing position of the Seller Group Employee commencing on Completion;

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(ii)	on terms and conditions of employment (including superannuation and incentives) that are substantially similar to, and, considered on an overall basis, no less favourable than the existing terms and conditions of employment of the Seller Group Employee overall; and

(iii)	that states, and ensures that any contract arising from acceptance of the offer provides, that:

(A)	the offer is conditional on Completion and on the resignation of the Seller Group Employee from his or her existing position;

(B)	employment commences on Completion; and

(C)	the prior service of the Seller Group Employee with any Target Entity or Seller Group Member will be recognised for the purposes of all service related entitlements, including the Leave Benefits to be paid or provided and any redundancy payment that may be made after Completion, and the Seller and the Buyer must each use reasonable endeavours to encourage the Seller Group Employees to accept the offers of employment referred to in this clause 15.2.

(c)	The Seller agrees to pay to, or in respect of, each Seller Group Employee who accepts employment with a Target Entity in accordance with clause 15.2:

(i)	all amounts to which that employee is entitled including wages, salary, allowances, superannuation contributions and commissions accrued or arising at Completion (whether arising by law or under any agreement or instrument) in relation to their employment before Completion; and

(ii)	to the extent it has not already done so, all bonus payments which have fallen due for payment before the Completion Date,

but nothing in this clause places any obligation on the Seller to make, or to procure the making of, any payment of the Employee Entitlements.

15.3	Payment and indemnity

The Buyer and the Buyer’s Guarantor must:

(a)	provide, or procure that a Target Entity provides, the relevant Seller Group Employees who accept employment with a Target Entity in accordance with clause 15.2 with all Leave Benefits due to them after the Completion Date as and when they fall due; and

(b)	indemnify each Seller Group Member against any Loss suffered or incurred by it:

(i)	for Leave Benefits due to or accrued by a Seller Group Employee after the Completion Date (including, for the avoidance of doubt, any Leave Benefits attributable to service by the Seller Group Employee with the relevant Seller Group Member and any predecessor of the relevant Seller Group Member up to the Completion Date); and

(ii)	arising from any claim by a Seller Group Employee who accepts employment with a Target Entity in accordance with clause 15.2 that is based on any event occurring on or after Completion.

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16	Superannuation

16.1	Buyer’s Fund

(a)	Subject to any choice of fund election made by an Existing Member in accordance with relevant law, within one month (or any longer period agreed between the Buyer and the Seller) after Completion, the Buyer must ensure that the Buyer’s Fund replaces the Seller’s Fund as the default superannuation fund pursuant to the SGA in respect of the Existing Members, with effect on and from Completion.

(b)	For the purposes of clause 16.1(a), membership of the Buyer’s Fund for each Existing Member (in respect of the period after Completion) must be on terms and conditions so as to provide benefits which, in aggregate, are no less favourable than those provided in respect of the Existing Member under the governing rules of the Seller’s Fund in force immediately before Completion.

16.2	Continued membership of Chosen Fund

In respect of each Existing Employee or Seller Group Employee who is, immediately before Completion, a member of a Chosen Fund and who is not an Existing Member, the Buyer must ensure that the arrangements in effect immediately before Completion to facilitate the selection of the Chosen Fund will continue unchanged following Completion until the Existing Employee or Seller Group Employee (as applicable) decides to change those arrangements.

16.3	Buyer’s undertakings

(a)	The Buyer must provide, and must use all reasonable endeavours to ensure that the trustee of the Buyer’s Fund provides, to the Seller and the trustee of the Seller’s Fund any information reasonably required by them in connection with this clause 16.

(b)	The Buyer must use all reasonable endeavours to ensure that the governing rules of the Buyer’s Fund are amended to the extent necessary to give effect to this clause 16.

(c)	This clause 16 does not apply in relation to employees of any Target Entity incorporated in New Zealand.

17	Confidentiality and announcements

17.1	Agreed announcement

(a)	A party may not make any other public announcement relating to a Transaction Agreement (including the fact that the parties have executed a Transaction Agreement) unless the other party has consented to the announcement (other than any immaterial changes which do not affect the substance of the announcement or which correct manifest errors therein), including the timing, form and content of that disclosure, or unless the announcement would be permitted under an exemption in clauses 17.2(a)(i) or 17.2(a)(ii).

(b)	Nothing in this clause 17 prevents the Buyer from making any disclosure in respect of any matter required by law, including, the Target Entities, sending supplementary Product Disclosure Statements, Financial Services Guides and other disclosure documents to clients and fund members.

17.2	Confidentiality

(a)	Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), any Transaction Agreement or the terms of the Sale other than to the extent that:

(i)	the information is in the public domain (other than by breach of any obligation of confidentiality binding on the recipient);

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(ii)	the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or the shares of any of its Related Bodies Corporate are listed, provided that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure;

(iii)	the disclosure is made by the recipient to its directors, officers, employees, agents, representatives, Related Bodies Corporate, financiers, lawyers, accountants, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(iv)	the disclosure is necessary to seek satisfaction of any of the conditions in clauses 2.1 or for the purposes of clause 9.3(a), provided that the relevant Governmental Agency is made aware of the confidential nature of the information and is instructed to keep the information secret and confidential and does not divulge or disclose the information to any other person;

(v)	the disclosure is required by law in Australia or elsewhere (other than under section 275 of the PPSA (Australia) to the extent that disclosure is not required under that section if it would breach a duty of confidence);

(vi)	the disclosure is required for use in legal proceedings regarding this agreement or the Sale; or

(vii)	the party to whom the information relates has consented in writing before the disclosure.

(b)	Each recipient must ensure that its directors, officers, employees, agents, representatives and Related Bodies Corporate comply in all respects with the recipient’s obligations under this clause 17.2.

(c)	On and from Completion:

(i)	the Buyer may disclose confidential information relating to the business of a Target Entity except to the extent that such information relates to a Seller Group Member or its business; and

(ii)	all parties are released from their obligations under the Confidentiality Agreement. To the extent that a person is unable to enforce the benefit of this directly, the Seller or the Buyer (as the case may be) holds the benefit of this clause on trust for that person in accordance with clause 24.16.

(d)	Nothing in this agreement is to be construed as constituting the consent of a party, with respect to a Security Interest created by this agreement, to the disclosure of the terms of this agreement for the purpose of section 275(7) of the PPSA (Australia). No party who is the grantor of a Security Interest under this agreement will, after the Execution Date, consent to the disclosure of the terms of this agreement to an interested person for the purpose of section 275 of the PPSA (Australia).

(e)	To the extent not prohibited by the PPSA (Australia), each party that is the grantor of a Security Interest under this agreement waives its right to receive any notice otherwise required to be given by a secured party under section 157 (verification statements) or any other provision of the PPSA (Australia).

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18	Duties, costs and expenses

18.1	Duties

The Buyer must pay all Duty in respect of the execution, delivery and performance of this agreement and any agreement or document entered into or signed under each Transaction Agreement.

18.2	Costs and expenses

(a)	Unless otherwise provided for in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under each Transaction Agreement.

(b)	Any action to be taken by the Buyer or the Seller in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

19	GST

19.1	Definitions

Unless clearly indicated to the contrary, “GST” and other terms used in this clause 19 (and in other provisions of this agreement referable to GST) have the meanings given to those terms by the GST Act.

19.2	GST

(a)	If an amount of GST is payable on a supply under this agreement:

(i)	the recipient of the supply must pay, in addition to the other consideration payable or to be provided for the supply, an additional amount equal to the GST payable on the supply; and

(ii)	the recipient must pay the additional amount to the supplier at the same time as the other consideration.

However the recipient need not pay the additional amount until the supplier gives the recipient a tax invoice (except where the recipient is required to issue the tax invoice).

(b)	If for any reason (including, without limitation, the occurrence of an adjustment event) the amount of GST payable on a supply varies from the GST amount paid to the supplier, the parties will account to each other for the difference. If the recipient is required to pay an additional amount under this clause, and the reason an additional amount is payable is because of the occurrence of an adjustment event, the recipient need not pay the additional amount until the supplier gives the recipient an adjustment note (except where the recipient is required to issue the adjustment note).

(c)	For the avoidance of doubt, clauses 19.2(a) and 19.2(b) do not apply to the extent that the GST on the supply is payable by the recipient under Division 83 or Division 84 of the GST Act.

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(d)	If an amount paid by the supplier as and for GST under this agreement is overpaid, and section 105-65 of Schedule 1 to the TAA applies to that amount (or in the event this section is repealed and another section of the GST Act or of the TAA operates to restrict the payment of refunds of GST overpaid to the supplier), then the amount is not recoverable from the supplier unless the supplier can recover that amount from the Commissioner of Taxation after taking all reasonable steps to do so.

(e)	If any party is entitled to payment of any costs or expenses by way of reimbursement or indemnity, the claim must exclude any amount for which that party (or representative member if the party is a member of a GST group) may obtain an input tax credit.

(f)	Unless clearly indicated to the contrary, all amounts referred to in this agreement, other than in this clause, are GST exclusive.

20	Finalisation of schedules and ‘wrong pockets’

20.1	Finalisation of schedules

(a)	The parties acknowledge that, as at the Execution Date, the following schedules are still in the process of being finalised and checked, and may be incomplete and/or contain some inaccuracies:

(i)	Schedule 9 (Property Leases);

(ii)	Schedule 10 (Business Intellectual Property);

(iii)	Schedule 11 (Business names);

(iv)	Schedule 12 (Third Party Intellectual Property);

(v)	Schedule 15 (Licence Termination Letter);

(vi)	Schedule 16 (Seller Trade Marks); and

(vii)	Schedule 18 (Insurance policies).

(b)	The parties will co-operate in good faith to check and finalise those schedules as soon as practicable after the Execution Date.

(c)	Once a schedule is finalised in accordance with clause 20.1(b) above, it will be taken to constitute the relevant schedule in substitution for the corresponding attachment to this agreement.

20.2	“Wrong pockets”

Subject to clause 20.3, if the need for a correction to the information in schedules is not identified until after Completion, and as a result:

(a)	a Business Asset owned by, or in the possession of, a member of the Seller Group immediately prior to Completion is not transferred to the ownership and possession of a member of the Buyer Group as a result of the transactions effected under this agreement, the Seller must cause the asset to be transferred to the Buyer upon written request; or

(b)	the ownership or possession of a Seller Retained Asset is transferred to the Buyer Group as a result of the transactions effected under this agreement, the Buyer must cause the asset to be transferred to the Seller upon written request.

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20.3	Not a value transfer

This clause 20 is intended to:

(a)	provide a means for correction of errors in initial asset allocation with respect to assets which are not material in value; and

(b)	with respect to material assets, where one party is assumed from the perspective of pricing and the Completion Accounts to own the relevant asset following the transactions effected under this agreement, but in fact the other party owns the asset following the transactions, to facilitate the transfer of the asset to the party which it was assumed would be the owner of that asset.

This clause will not require transfer of an asset where it would be inconsistent with those intentions.

21	Guarantee by Buyer’s Guarantor

21.1	Guarantee and indemnity

The Buyer’s Guarantor:

(a)	unconditionally and irrevocably guarantees to the Seller on demand, the due and punctual performance of the Buyer’s obligations under this agreement; and

(b)	as a separate and additional liability, indemnifies the Seller against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Seller arising from any default or delay in the due and punctual performance of the Buyer’s obligations under this agreement.

21.2	Extent of guarantee and indemnity

The liability of the Buyer’s Guarantor under this clause 21 is not affected by anything that, but for this clause 21, might operate to release or exonerate the Buyer’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Buyer’s Guarantor:

(a)	the grant to the Buyer, the Buyer’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyer, the Buyer’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Seller, the Seller’s Guarantor, the Buyer, the Buyer’s Guarantor or any other person;

(c)	the Seller exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Buyer, the Buyer’s Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Seller from the Buyer, the Buyer’s Guarantor or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by the Seller or the Buyer to give notice to the Buyer’s Guarantor of any default by the Buyer or any other person under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to the Buyer, the Buyer’s Guarantor or any other person.

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21.3	Principal and independent obligation

This clause 21 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

21.4	Continuing guarantee and indemnity

This clause 21 is a continuing obligation of the Buyer’s Guarantor, despite Completion, and remains in full force and effect for so long as the Buyer has any liability or obligation to the Seller under this agreement and until all of those liabilities or obligations have been fully discharged.

21.5	No withholdings

(a)	The Buyer’s Guarantor must make all payments that become due under this clause 21, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)	If the Buyer’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 21, it must pay to the Seller such amount as is necessary to ensure that the net amount received by the Seller after withholding equals the amount that the Seller would otherwise have been entitled to if not for the withholding.

21.6	Currency

The Buyer’s Guarantor must pay all moneys that it becomes liable to pay under this clause 21 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

21.7	No set off

The Buyer’s Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 21, against any moneys that the Seller or any other Seller Group Member may be, or become, liable to pay to a Buyer Group Member whether under this agreement or otherwise.

21.8	Buyer’s Guarantor’s liability

The Buyer’s Guarantor’s liability in respect of any Claim shall not exceed the Buyer’s liability in respect of that Claim.

21.9	Assigning benefit

The Seller may assign the benefit of this clause 21 without the Buyer’s Guarantor’s consent if the Seller assigns the benefit of this agreement with the Buyer’s consent.

22	Guarantee by Seller’s Guarantor

22.1	Guarantee and indemnity

The Seller’s Guarantor:

(a)	unconditionally and irrevocably guarantees to the Buyer on demand, the due and punctual performance of the Seller’s obligations under this agreement; and

(b)	as a separate and additional liability, indemnifies the Buyer against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Buyer arising from any default or delay in the due and punctual performance of the Seller’s obligations under this agreement.

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22.2	Extent of guarantee and indemnity

The liability of the Seller’s Guarantor under this clause 22 is not affected by anything that, but for this clause 22, might operate to release or exonerate the Seller’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Seller’s Guarantor:

(a)	the grant to the Seller, the Seller’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Seller, the Seller’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Buyer, the Buyer’s Guarantor, the Seller, the Seller’s Guarantor or any other person;

(c)	the Buyer exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Seller, the Seller’s Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Buyer from the Seller, the Seller’s Guarantor or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by the Buyer or the Seller to give notice to the Seller’s Guarantor of any default by the Seller or any other person under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to the Seller, the Seller’s Guarantor or any other person.

22.3	Principal and independent obligation

This clause 22 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

22.4	Continuing guarantee and indemnity

This clause 22 is a continuing obligation of the Seller’s Guarantor, despite Completion, and remains in full force and effect for so long as the Buyer has any liability or obligation to the Buyer under this agreement and until all of those liabilities or obligations have been fully discharged.

22.5	No withholdings

(a)	The Seller’s Guarantor must make all payments that become due under this clause 22, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)	If the Seller’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 22, it must pay to the Buyer such amount as is necessary to ensure that the net amount received by the Buyer after withholding equals the amount that the Buyer would otherwise have been entitled to if not for the withholding.

22.6	Currency

The Seller’s Guarantor must pay all moneys that it becomes liable to pay under this clause 22 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

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22.7	No set off

The Seller’s Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 22, against any moneys that the Buyer or any other Buyer Group Member may be, or become, liable to pay to a Seller Group Member whether under this agreement or otherwise.

22.8	Seller Guarantor’s liability

The Seller’s Guarantor’s liability in respect of any Claim shall not exceed the Seller’s liability in respect of that Claim.

22.9	Assigning benefit

The Buyer may assign the benefit of this clause 22 without the Seller’s Guarantor’s consent if the Buyer assigns the benefit of this agreement with the Seller’s consent.

23	Notices

23.1	Form of Notice

A notice or other communication to a party under this agreement (Notice) must be:

(a)	in writing and in English; and

(b)	addressed to that party in accordance with the details nominated in Schedule 1 (or any alternative details nominated to the sending party by Notice).

23.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre-paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting

By fax to the nominated fax number

At the time indicated by the sending party’s transmission equipment as the time that the fax was sent in its entirety.

However, if the recipient party informs the sending party within 4 hours after that time that the fax transmission was illegible or incomplete, then the Notice will not be regarded as given or received. When calculating this 4 hour period, only time within a business hours period is to be included.

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

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23.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than fax and email as permitted in clause 23.2).

24	General

24.1	Governing law and jurisdiction

(a)	This agreement is governed by the law in force in New South Wales, Australia.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this agreement. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

24.2	Service of process

(a)	Without preventing any other mode of service, any document in an action (including, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 23.

(b)	The Buyer’s Guarantor irrevocably appoints the Australian Buyer as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If the Australian Buyer ceases to be able to act as such or have an address in Australia, the Buyer’s Guarantor agrees to appoint a new process agent in Australia and deliver to the other party/parties within 10 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of each Transaction Agreement. The Buyer’s Guarantor must inform the other party/parties in writing of any change in the address of its process agent within 10 Business Days of the change.

24.3	Invalidity and enforceability

(a)	If any provision of this agreement is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 24.3(a) does not apply where enforcement of the provision of this agreement in accordance with clause 24.3(a) would materially affect the nature or effect of the parties’ obligations under this agreement.

24.4	Waiver

(a)	No party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

(b)	In this clause 24.4:

(i)	conduct includes delay in the exercise of a right;

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(ii)	right means any right arising under or in connection with this agreement and includes the right to rely on this clause; and

(iii)	waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

(c)	A provision of, or a right, discretion or authority created under, this agreement may not be:

(i)	waived except in writing signed by the party granting the waiver; and

(ii)	varied except in writing signed by the parties.

(d)	A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

24.5	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

24.6	Assignment

Neither party may assign, charge, encumber or otherwise deal with any of its rights or obligations under this agreement, or attempt or purport to do so, without the prior written consent of the other parties.

24.7	Further action to be taken at each party’s own expense

Subject to clause 18, each party must, at its own expense, do all things and execute all documents necessary to give full effect to this agreement and the transactions contemplated by it.

24.8	Relationship of the parties

(a)	Nothing in this agreement gives a party authority to bind any other party in any way.

(b)	Nothing in this agreement imposes any fiduciary duties on a party in relation to any other party.

24.9	Exercise of rights

(a)	Unless expressly required by the terms of this agreement, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this agreement.

(b)	A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this agreement. Any conditions must be complied with by the party relying on the consent, approval or waiver.

24.10	Remedies cumulative

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

24.11	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

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24.12	No merger

The Warranties, Buyer Warranties, other representations and Warranties, and undertakings in this agreement will not merge on Completion.

24.13	Entire Agreement

This agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter other than the Confidentiality Agreement and the other Transaction Agreements.

24.14	No reliance

No party has relied on any statement by any other party not expressly included in this agreement.

24.15	Default Interest

(a)	If a party fails to pay any amount payable under this agreement on the due date for payment, that party must in addition to a continuing liability to pay the amount unpaid pay interest on the amount unpaid at the higher of the Interest Rate plus 3% per annum or the rate (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b)	The interest payable under clause 24.15(a):

(i)	accrues from day to day from and including the due date for payment up to and including the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(ii)	may be capitalised by the person to whom it is payable at monthly intervals on the basis of a 360 day year.

(c)	The right to require payment of interest under this clause 24.15 is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

(d)	A failure to pay any amount under this agreement is not remedied until both the amount unpaid and any interest payable under this clause 24.15 have been paid in full.

24.16	Benefits held on trust

(a)	The Seller and the Seller’s Guarantor hold the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Seller Group Member, or for the benefit of a Seller Group Member or Seller Group Representative or Adviser on trust (other than the Seller) for that director, officer, employee, Seller Group Member or Seller Group Representative or Adviser.

(b)	The Buyer and the Buyer’s Guarantor each hold the benefit of each promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Buyer Group Member or Target Entity, or for the benefit of a Buyer Group Member or Target Entity that is not a party to this agreement, on trust for that director, officer, employee, Buyer Group Member or Target Entity.

(c)	Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, no person (including an Employee) other than the Buyer and the Seller and the Seller’s Guarantor and the Buyer’s Guarantor, has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

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24.17	Attorneys

To the extent applicable, each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

24.18	No withholdings

(a)	The Buyer and the Seller must make all payments that become due under this agreement, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)	If the Buyer or the Seller is compelled by law to deduct any withholding, then in addition to any payment due under this agreement, it must pay to the other party (the recipient) such amount as is necessary to ensure that the net amount received by the recipient after withholding equals the amount the recipient would otherwise been entitled to if not for the withholding.